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Exhibit 99(a)(1)

        Offer to Purchase for Cash
All Outstanding Common Shares of Beneficial Interest
of
FALCON FINANCIAL INVESTMENT TRUST
at
$7.50 Net Per Share
by
FLASH ACQUISITION COMPANY LLC
a wholly owned subsidiary of
iSTAR FINANCIAL INC.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 28, 2005, UNLESS THE OFFER IS EXTENDED.

        Pursuant to an Agreement and Plan of Merger, dated January 19, 2005 (the "Merger Agreement"), by and among iStar Financial Inc., a Maryland corporation ("iStar"), Flash Acquisition Company LLC, a Maryland limited liability company and a wholly owned subsidiary of iStar (the "Purchaser," "we" or "us"), and Falcon Financial Investment Trust, a Maryland real estate investment trust ("Falcon"), the Purchaser is offering to purchase (the "Offer") all issued and outstanding common shares of beneficial interest, par value $.01 per share (the "Shares"), of Falcon at a price of $7.50 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the "Offer Price") upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. As soon as practicable after the completion of the Offer and the satisfaction or waiver of all conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Falcon with Falcon surviving the merger as a wholly owned subsidiary of iStar (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares owned by iStar or the Purchaser) will be converted into the right to receive the Offer Price, in cash, without interest (subject to applicable withholding taxes).

        The board of trustees of Falcon unanimously: (1) determined that the terms of the Offer and the Merger are advisable, fair to and in the best interests of Falcon's shareholders; (2) approved the Merger Agreement, the Share Option Agreement (as defined below) and the other agreements and transactions contemplated thereby, including the Offer and the Merger; and (3) recommends that holders of all Shares tender their Shares to the Purchaser in the Offer.

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Shares together with any Shares then owned by iStar or us, that immediately prior to acceptance for payment of Shares pursuant to the Offer, represents at least a majority of the total number of Shares outstanding (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement). The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase. The Offer is also subject to other conditions described in "Section 14—Certain Conditions of the Offer."

IMPORTANT

        Any shareholder desiring to tender all or a portion of such shareholder's Shares must:

  1.
  for Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

  •
  contact the broker, bank, trust company or other nominee and request that the broker, dealer, bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

  2.
  for Shares that are registered in such shareholder's name and held in book entry form:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in the Letter of Transmittal);

  •
  if using the Letter of Transmittal, have such shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to the Depositary at its address on the back of this Offer to Purchase; and

  •
  transfer the Shares through book-entry transfer into the Depositary's account.

  3.
  for Shares that are registered in such shareholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

  •
  have such shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer to Purchase.

        Any of the documents or certificates described above that are applicable to you must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in "Section 3—Procedure for Tendering Shares" of this Offer to Purchase are followed.

        Questions and requests for assistance may be directed to the information agent or the dealer manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the information agent. A shareholder also may contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Dealer Manager for the Offer is:

January 31, 2005

SUMMARY TERM SHEET

Material Terms of the Transaction

Securities Sought:	All outstanding common shares of beneficial interest, par value $.01 per share (the "Shares"), of Falcon Financial Investment Trust.
Price Offered Per Share:	$7.50 net to you in cash, without interest (subject to applicable withholding taxes), for each Share.
Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Monday, February 28, 2005, unless extended.
The Purchaser:	Flash Acquisition Company LLC, a wholly owned subsidiary of iStar Financial Inc.
Falcon Board of Trustees' Recommendation:	Falcon's board of trustees unanimously recommends that you accept the Offer and tender your Shares.
Minimum Condition:
There having been validly tendered in the Offer and not properly withdrawn, prior to the expiration of the Offer, a number of Shares, together with any Shares then owned by iStar or the Purchaser, including Shares subject to the Shareholder Agreements, that represents at least a majority of the total number of Shares outstanding (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement). There are also other conditions that apply to the Offer, detailed in "Section 14—Certain Conditions of the Offer."
Shareholder Agreements:
All of Falcon's trustees, including its chief executive officer and chief financial officer, have entered into Shareholder Agreements with iStar and us pursuant to which they have agreed, in their respective capacities as shareholders of Falcon, to tender all of their Shares, as well as any additional Shares which they may acquire, to us in the Offer. At January 19, 2005, these individuals held in the aggregate 684,035 Shares (including restricted Shares), representing approximately 4.3% of the issued and outstanding Shares of such date. See "Section 13—The Merger Agreement, Shareholder Agreements, Share Option Agreement and Other Agreements."
Share Option Agreement:
Subject to certain conditions, Falcon has granted to the Purchaser an irrevocable option to purchase from Falcon that number of Shares as is necessary for the Purchaser to obtain ownership of at least 90% of the outstanding Shares. The Purchaser may only exercise this option after it has accepted and paid for Shares tendered in the Offer that represent at least 85% of the outstanding Shares. If the Purchaser is able to acquire 90% or more of Falcon's outstanding Shares, applicable state law will enable us, after complying with certain notice requirements, to complete the Merger without convening a meeting of Falcon's shareholders. See "Section 13—The Merger Agreement, Shareholder Agreements, Share Option Agreement and Other Agreements."

Frequently Asked Questions

        The following are some of the questions you, as a shareholder of Falcon, may have and our answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Shares?

        Our name is Flash Acquisition Company LLC. We are a Maryland limited liability company formed as a wholly owned subsidiary of iStar Financial Inc. for the purpose of acquiring all of the issued and outstanding Shares of Falcon. iStar is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning iStar and the Purchaser."

What are the classes and amounts of securities being sought in the Offer?

        We are offering to purchase all issued and outstanding Shares of Falcon. See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $7.50, net to you in cash, without interest (subject to applicable withholding taxes), for each Share. Pursuant to the terms of the Merger Agreement, if Falcon changes or establishes a record date for changing the number of Shares outstanding as a result of a stock split, stock dividend or other similar transaction, we may proportionally adjust the price we are offering to pay per Share to reflect that change.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        iStar, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger which is expected to follow the successful completion of the Offer. iStar will use its cash on hand and existing lines of credit for this purpose. The Offer is not conditioned upon any financing arrangements. See "Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        The Offer is not subject to any financing condition. Because the form of payment consists solely of cash and all of the funding that will be needed will come from iStar's cash on hand and existing lines of credit, we do not think our financial condition is relevant to your decision as to whether to tender your Shares into the Offer. iStar has agreed to provide us with funds necessary to consummate the

Offer and to pay for all of the outstanding Shares of Falcon not owned by iStar or us pursuant to any merger of us into Falcon. See "Section 10—Source and Amount of Funds."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on Monday, February 28, 2005, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "Section 1—Terms of the Offer" and "Section 3—Procedure for Tendering Shares."

Does Falcon intend to declare a dividend prior to the expiration of the Offer?

        Yes. Falcon currently intends to declare and set a record date for a dividend prior to the expiration of the Offer. The exact amount and timing of that dividend will be determined by Falcon in its discretion.

If I tender by Shares in the Offer, will I be entitled to receive the dividend referred to in the prior question?

        Yes. All holders of record of the Shares as of the record date set by Falcon for the dividend will be entitled to the dividend whether or not they have tendered their Shares in the Offer. For this purpose, tendering your Shares in the Offer will not affect your rights to receive the dividend.

Can the Offer be extended and under what circumstances?

        We have agreed in the Merger Agreement that:

  •
  If at the then scheduled expiration date of the Offer any of the conditions to our obligations to accept for payment and pay for Shares has not been satisfied or waived, we may extend the Offer on one or more occasions for such period as is reasonably necessary to permit such condition to be satisfied.

  •
  We may generally extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer.

  •
  We may extend the Offer on one or more occasions aggregating not more than 20 business days if the Minimum Condition has been satisfied but less than 90% of the outstanding Shares (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement) have been validly tendered and not properly withdrawn as of the initial expiration date of the Offer.

        We will extend the Offer, at the request of Falcon, until such date as the conditions to the Offer have been satisfied if such conditions are reasonably capable of being satisfied before April 30, 2005. However, we are not required to extend the Offer beyond April 30, 2005.

        We may also elect to provide a "subsequent offering period" of an additional three to 20 business days beginning after the Offer expires, pursuant to and in accordance with Regulation 14D of the Securities and Exchange Act of 1934, as amended. During this subsequent offering period, you would be permitted to tender, but not withdraw, your Shares and receive, for each Share, $7.50 per Share, net to you in cash and without interest (subject to applicable withholding taxes). See "Section 1—Terms of the Offer."

How will I be notified if the Offer is extended?

        If we extend the Offer or provide for a subsequent offering period, we will inform Computershare Trust Company of New York, the depositary for the Offer, and make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See "Section 1—Terms of the Offer."

What are the most significant conditions to the Offer?

        The most significant conditions to the Offer are that:

  •
  we are not obligated to purchase any Shares which are validly tendered in the Offer unless the Minimum Condition has been satisfied; and

  •
  we are not obligated to purchase any Shares which are validly tendered in the Offer if the board of trustees of Falcon or any committee thereof has: (1) withdrawn or modified in a manner adverse to iStar or us its approval or recommendation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement; (2) approved or recommended any alternate transaction proposal to acquire a significant portion of Falcon's assets or outstanding securities; (3) failed to reaffirm its recommendation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement within five business days after the public announcement of an alternate transaction proposal; or (4) resolved to take any of the foregoing actions.

        The Offer is also subject to a number of other conditions. We can waive all conditions to the Offer, except the Minimum Condition, without Falcon's consent. See "Section 14—Certain Conditions of the Offer."

How do I tender my Shares?

        If you hold physical certificates evidencing your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal, to the depositary, by the time the Offer expires.

        If you hold your Shares in street name, the Shares can be tendered by your broker or nominee through the depositary.

        If you cannot deliver a required item to the depositary by the expiration of the Offer, you may be able to obtain extra time to do so by having a broker, a bank or other fiduciary which is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three trading day period or your Shares will not be validly tendered. See "Section 3—Procedure for Tendering Shares."

How do I withdraw previously tendered Shares?

        To properly withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary, while you still have the right to withdraw the Shares. See "Section 4—Withdrawal Rights."

Until what time may I withdraw Shares that I have tendered?

        If you tender your Shares, then you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by February 28, 2005, you may withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period, if one is provided. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

If I hold restricted Shares awarded by Falcon, may I tender them in the Offer?

        Yes. The board of trustees of Falcon, pursuant to its authority under Falcon's Equity Incentive Plan, has taken the actions necessary to allow holders of restricted Shares to tender their restricted Shares in the Offer (as if such restricted Shares were fully vested) and to participate in the Offer on the same terms and conditions as the holders of unrestricted Shares.

What does the board of trustees of Falcon think of the Offer?

        Falcon's board of trustees unanimously recommends that you accept the Offer and tender your Shares. The factors considered by Falcon's board of trustees in making their recommendation are described in Falcon's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to you with this Offer to Purchase. See the "Introduction" to this Offer to Purchase and "Section 11—Background of the Offer."

Have any Falcon shareholders agreed to tender their Shares?

        Yes. All of Falcon's trustees, including its chief executive officer and chief financial officer, have entered into Shareholder Agreements with iStar and us pursuant to which they have agreed, in their respective capacities as shareholders of Falcon, to tender all of their Shares, as well as any additional Shares which they may acquire, to us in the Offer. Each shareholder who executed a Shareholder Agreement has also granted iStar a proxy to vote all of his Shares in favor of adoption of the Merger Agreement and in favor of the Merger. As of January 19, 2005, the shareholders who executed the Shareholder Agreements held in the aggregate 684,035 Shares (including restricted Shares), which represented 4.3% of the outstanding Shares as of that date.

If the Offer is consummated, will Falcon continue as a public company?

        If and when the Merger takes place, our separate existence will cease and Falcon will continue as the surviving company, but Falcon will be a wholly owned subsidiary of iStar. During the period from the closing of the Offer until the closing of the Merger, the number of shareholders and number of Shares of Falcon which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for Falcon's Shares. Also, Falcon may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and "Section 7—Effect of the Offer on the Market for Shares; Stock Listing; Exchange Act Registration; Margin Regulation."

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

        If we accept for payment and pay for Shares in the Offer, we intend to merge with and into Falcon, subject to the terms and conditions of the Merger Agreement and upon the affirmative vote of Falcon's shareholders, if such vote is required. Falcon will be the surviving corporation in the Merger. In the Merger, Falcon shareholders who did not tender their Shares will receive $7.50 per Share in cash (or any higher price per Share which is paid in the Offer) in exchange for their Shares without interest (subject to applicable withholding taxes). If 90% or more of the issued and outstanding Shares are acquired in the Offer or otherwise, we will be able to effect the Merger without convening a meeting of Falcon shareholders.

If you successfully complete the Offer, what will happen to Falcon's Board of Trustees?

        Effective upon the acceptance for payment of Shares pursuant to the Offer, iStar shall be entitled to designate a number of trustees as determined by iStar, rounded up to the next whole number, to Falcon's board of trustees as will give iStar representation on the board of trustees that is proportionate to the percentage of Shares beneficially owned by us and iStar (including Shares accepted for payment in the Offer). Falcon is required to take all action reasonably requested by iStar to cause the nominees of iStar and us to be elected or appointed at such time, including increasing the size of the board of trustees and seeking resignations of incumbent trustees. Messrs. George G. Lowrance and Thomas R. Gibson have agreed to resign in this circumstance. Effective upon our purchase of the Shares pursuant to the Offer, and prior to the time that any designee of iStar becomes a trustee on Falcon's board of trustees, Falcon will, if requested by iStar, permit up to three individuals designated by iStar to attend and observe all meetings of Falcon's board of trustees or any committee of the board of trustees, provided that the observers execute a reasonable confidentiality agreement. However, Falcon has agreed in the Merger Agreement to use its commercially reasonable efforts to ensure that at least two trustees of Falcon's independent trustees remain on the board of trustees at all times prior to the completion of the Merger. After iStar designates trustees for election to the board of trustees, but prior to the completion of the Merger, the following will require the approval of a majority of the independent trustees on the Falcon board of trustees: (1) any amendment or any termination of the Merger Agreement by Falcon; (2) any extension by Falcon of the time for the performance of any of the obligations of iStar or us for which Falcon's consent or approval is required; (3) any exercise or waiver of any of Falcon's rights or remedies under the Merger Agreement; (4) any amendment to Falcon's declaration of trust or bylaws; and (5) any waiver of compliance with any covenant of iStar or us or any condition to any obligation of Falcon or any of Falcon's rights under the Merger Agreement.

If I decide not to tender and the Offer is successful, how will the Offer affect my Shares?

        If the Offer is successful, we expect to complete a merger transaction in which all remaining shareholders of Falcon at the time of the proposed Merger, other than those that properly assert appraisal rights that may be available to you under Maryland law (discussed immediately below and in "Section 12—Purpose of the Offer; Plans for Falcon; Other Matters"), will receive $7.50 per Share in cash for each Share (or any higher price per Share which is paid in the Offer), without interest (subject to applicable withholding taxes).

        After the Offer closes but before the completion of the Merger, the number of shareholders and number of Shares of Falcon which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for Falcon's Shares. Also, Falcon may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and "Section 7—Effect of the Offer on the Market for Shares; Stock Listing; Exchange Act Registration; Margin Regulation."

Are appraisal rights available in either the Offer or the proposed Merger?

        Appraisal rights are not available in the Offer. However, if you choose not to tender your Shares and the Offer is consummated, appraisal rights may be available to you in the proposed Merger. If appraisal rights are available and you choose to exercise your appraisal rights and comply with the applicable legal requirements which will be described in any proxy statement relating to the merger, you will be entitled to the fair value of your Shares. The fair value may be more or less than price per Share paid in the Offer. See "Section 12—Purpose of the Offer; Plans for Falcon; Other Matters."

What is the market value of my Shares as of a recent date?

        On January 19, 2005, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of Shares on The Nasdaq National Market was $6.75 per Share. On January 28, 2005, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on The Nasdaq National Market was $7.45 per Share. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See "Section 6—Price Range of the Shares; Dividends on the Shares."

Who can I talk to if I have questions about the Offer?

        You may call Georgeson Shareholder Communications Inc., the information agent for the Offer, at (877) 278-3842 (toll free) or UBS Securities LLC, the dealer manager for the Offer, at (877) 766-4684 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact our information agent or dealer manager.

To the Holders of the Common Shares of Beneficial Interest of Falcon Financial Investment Trust:

INTRODUCTION

        Flash Acquisition Company LLC, a Maryland limited liability company (the "Purchaser") and a wholly owned subsidiary of iStar Financial Inc., a Maryland corporation ("iStar"), is making an offer to purchase (the "Offer") all issued and outstanding common shares of beneficial interest, par value $.01 per share (the "Shares"), of Falcon Financial Investment Trust, a Maryland real estate investment trust ("Falcon"), at a price of $7.50 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (such price, or any higher price per Share as may be paid in the Offer, referred to herein as the "Offer Price") upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 19, 2005 (the "Merger Agreement"), by and among iStar, the Purchaser and Falcon. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of all conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Falcon with Falcon surviving the merger as a wholly owned subsidiary of iStar (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares owned by iStar, the Purchaser or Falcon) will be converted into the right to receive the Offer Price, in cash, without interest (subject to applicable withholding taxes). See "Section 12—Purpose of the Offer; Plans for Falcon; Other Matters."

        The Merger Agreement is more fully described in "Section 13—The Merger Agreement, Shareholder Agreements, Share Option Agreement and the Other Agreements."

        The board of trustees of Falcon unanimously: (1) determined that the terms of the Offer and the Merger are advisable, fair to and in the best interests of Falcon's shareholders; (2) approved the Merger Agreement, the Share Option Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (3) recommends that holders of all Shares tender their Shares to the Purchaser in the Offer.

        Falcon has informed the Purchaser that, at the close of business on January 19, 2005: (1) 15,965,232 Shares were issued and outstanding; (2) no Preferred Shares were issued and outstanding; (3) no Shares were issuable upon the exercise of stock options, warrants, conversion privileges and other similar rights; and (4) 198,271 restricted Shares were outstanding.

        Each of Vernon B. Schwartz (Chief Executive Officer and Chairman), David A. Karp (President and Chief Financial Officer), James K. Hunt (Lead Trustee), Maryann N. Keller (Trustee), George G. Lowrance (Trustee), Thomas F. Gilman (Trustee) and Thomas R. Gibson (Trustee) (collectively, the "Shareholders" and each, a "Shareholder") have entered into Shareholder Agreements, dated January 19, 2005, with iStar and us pursuant to which they have agreed, in their respective capacities as shareholders of Falcon, to tender all of their Shares, as well as any additional Shares which they may acquire, to us in the Offer (the "Shareholder Agreement"). As of January 19, 2005, the Shareholders held in the aggregate 684,035 Shares (including restricted Shares), which represented 4.3% of the outstanding Shares as of that date. The Shareholder Agreements are more fully described in "Section 13—The Merger Agreement, Shareholder Agreements, Share Option Agreement and Other Agreements."

        The Offer is conditioned upon (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Shares together with any Shares then owned by iStar or us, that immediately prior to acceptance for payment of Shares pursuant to the Offer, represents at least a majority of the total number of Shares outstanding (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement (as defined below)) (the "Minimum

Condition") and (2) the satisfaction of certain other conditions as set forth in this Offer to Purchase. See "Section 14—Certain Conditions of the Offer."

        Consummation of the Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required by applicable law in order to consummate the Merger. See "Section 15—Certain Legal Matters." If the Purchaser acquires at least 90% of the issued and outstanding Shares, the Purchaser would be able to merge with and into Falcon, subject to complying with the applicable notice requirements, pursuant to the "short-form" merger provisions of the Maryland REIT Law (the "REIT Law") and the Maryland General Corporation Law ("MGCL") without any action by any other shareholder of Falcon (See "Section 12—Purpose of the Offer; Plans for Falcon; Other Matters"). iStar, the Purchaser and Falcon have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer. See "Section 13—The Merger Agreement, Shareholder Agreements, Share Option Agreement and Other Agreements."

        Falcon has granted the Purchaser an irrevocable option (the "Option") to purchase from Falcon a number of fully paid and nonassessable Shares (such Shares being referred to herein as the "Option Shares") equal to the Applicable Amount (as defined below) at a price per Share equal to the Offer Price, subject to the terms and conditions set forth in the Share Option Agreement dated January 19, 2005, between Falcon and the Purchaser. The "Applicable Amount" is the number of Shares which, when added to the number of Shares owned (of record or beneficially) by iStar, the Purchaser and their respective subsidiaries immediately prior to the exercise of the Option, would result in iStar, the Purchaser and their respective subsidiaries owning (of record or beneficially) in the aggregate, immediately after exercise of the Option, ninety percent (90%) of the then issued and outstanding Shares; provided, however, that the Applicable Amount shall not exceed 19.9% of the then issued and outstanding Shares and shall not exceed the number of Shares available for issuance under Falcon's declaration of trust. The Purchaser has also agreed to exercise the Option if the conditions to the exercise of the Option are satisfied.

        Lehman Brothers Inc. ("Lehman"), Falcon's financial advisor, has delivered to Falcon's board of trustees its written opinion, dated January 19, 2005, to the effect that, as of such date, based upon and subject to the considerations and assumptions set forth in its opinion, the Offer Price to be received pursuant to the Offer and the Merger by the holders of Shares is fair, from a financial point of view, to such holders. The full text of Lehman's opinion is set forth as Annex B to Falcon's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to shareholders of Falcon with this Offer to Purchase. Shareholders are urged to read the Schedule 14D-9 and Lehman's opinion carefully in their entirety. Lehman's opinion does not constitute a recommendation to any shareholder as to whether or not the shareholder should tender Shares pursuant to the Offer or as to how the shareholder should vote or act on any matter relating to the Merger.

        Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Computershare Trust Company of New York, which is acting as the depositary for the Offer (the "Depositary"), Georgeson Shareholder Communications Inc. which is acting as the information agent for the Offer (the "Information Agent"), and UBS Securities LLC, which is acting as dealer manager for the Offer (the "Dealer Manager"). See "Section 16—Fees and Expenses."

        Certain U.S. federal tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in "Section 5—Material United States Federal Income Tax Consequences."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

Section 1.    Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $7.50 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes), for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "Section 4—Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, February 28, 2005 (such date and time, the "Initial Expiration Date"), unless and until, in accordance with the terms of the Merger Agreement, the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

        The Purchaser may, without the consent of Falcon, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, if:

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  at the Expiration Date, any of the conditions to the Purchaser's obligation to purchase Shares in the Offer has not been satisfied or waived on one or more occasions for such period as is reasonably necessary to permit such condition to be satisfied;

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  any rule, regulation or interpretation of the United States Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer requires that the Offer be extended; or

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  the Minimum Condition has been satisfied but less than 90% of the outstanding Shares (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement) have been validly tendered and not properly withdrawn as of the Initial Expiration Date on one or more occasions aggregating not more than 20 business days.

        If we extend the Offer pursuant to the third bullet above, we have also agreed to irrevocably waive certain conditions to the Offer and termination rights under the Merger Agreement.

        At the request of Falcon, the Purchaser will extend the Offer until such date as the conditions to the Offer have been satisfied if such conditions are reasonably capable of being satisfied before April 30, 2005. Notwithstanding the foregoing, the Purchaser will not be required to extend the Offer beyond April 30, 2005.

        The Purchaser may elect to provide a subsequent offering period of three to 20 business days (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Exchange Act. A Subsequent Offering Period would be an additional period of time following the expiration of the initial offer period during which shareholders could tender Shares not tendered in the Offer and receive the Offer Price. During a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered and tendering shareholders will not have withdrawal rights. The Purchaser cannot elect to provide a Subsequent Offering Period unless the Purchaser announces the results of the Offer no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period. The Purchaser does not currently intend to provide a Subsequent Offering Period, although it reserves the right to do so in its sole discretion.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        iStar or the Purchaser may, at any time and from time to time prior to the expiration of the Offer, waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the prior written consent of Falcon, the Purchaser may not:

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  decrease the Offer Price to be paid in the Offer;

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  change the form of consideration payable in the Offer;

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  change the Minimum Condition;

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  reduce or limit the number of Shares sought pursuant to the Offer;

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  change the conditions to the Offer in a manner adverse to the holders of the Shares;

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  impose additional conditions to the Offer;

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  extend the Offer except as set forth above; or

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  make any other change which is adverse to the holders of the Shares.

        The Offer is conditioned upon, among other things: (1) the Minimum Condition; and (2) the satisfaction of certain other conditions as set forth in this Offer to Purchase. See "Section 14—Certain Conditions of the Offer."

        If by 12:00 midnight, New York City time, on Monday, February 28, 2005 (or any later date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived (where permitted), the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, may:

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  if permitted by the terms of the Merger Agreement, terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders;

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  waive any of the unsatisfied conditions of the Offer, to the extent permitted by applicable law, and subject to complying with applicable rules and regulations of the SEC and its staff applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

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  except as set forth above, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, if any, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

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  except as set forth above, amend the Offer.

        If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise withdrawal rights as described in "Section 4—Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        Falcon has agreed to provide the Purchaser with Falcon's shareholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

Section 2.    Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 of this Offer to Purchase, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "Section 4—Withdrawal Rights" promptly after the Expiration Date. If the Purchaser includes a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, subject to the terms of the Merger Agreement, if at any scheduled expiration date of the Offer, all conditions to the Offer have not been satisfied or waived, we may extend the Offer for such period as we may determine.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  (1) the certificates for such Shares ("Share Certificates"), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in "Section 3—Procedure for Tendering Shares," a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in "Section 3—Procedure for Tendering Shares"; and

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  any other documents required by the Letter of Transmittal.

        The per Share consideration paid to any holder of any Share in the Offer will be the highest per Share consideration paid to any other holder of any Share in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions the Offer for any reason, Share Certificates evidencing such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedures for Tendering Shares," the Depositary will notify the Book-Entry Transfer Facility of the Purchaser's decision not to accept the Shares and such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

        If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in "Section 4—Withdrawal Rights." See "Section 15—Certain Legal Matters."

        The Purchaser reserves the right to assign to iStar or any wholly owned subsidiary of iStar any of its rights under the Merger Agreement, including the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 3.    Procedure for Tendering Shares

Valid Tender.

        A shareholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

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  for Shares held as physical certificates, the Share Certificates, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one was provided);

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  for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under "Book-Entry Transfer" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one was provided); or

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  the tendering shareholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" prior to the Expiration Date.

        The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.

        The Depositary will establish an account or accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided), or the tendering shareholder must comply with the guaranteed delivery procedures described below for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into a Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility, in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For Shares to be validly tendered during any Subsequent Offering Period, the tendering shareholder must comply with the foregoing procedures except that the required documents and Share Certificates must be received during the Subsequent Offering Period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees.

        No signature guarantee is required on the Letter of Transmittal if: (1) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (2) such Shares are tendered for the account of a financial institution

(including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the Share Certificates surrendered, then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificate, with the signature(s) on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.

        If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

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  the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq National Market ("Nasdaq") is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

Other Requirements.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of: (1) Share Certificates (or a timely Book-Entry Confirmation); (2) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal); and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to

Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

Appointment as Proxy.

        By executing the Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Falcon's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Falcon shareholders.

Determination of Validity.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share Certificate, shall be resolved by the Purchaser, in its sole discretion, whose determination will be final and binding. The Purchaser will have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser's interpretation of the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, iStar, the Depositary, the Information Agent, the Dealer Manager, Falcon or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Backup Withholding.

        In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a

Substitute Form W-9 (or certify that the shareholder is awaiting a TIN), certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder's correct TIN or fails to provide the required certifications, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. shareholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

Section 4.    Withdrawal Rights

        Shares properly tendered into the Offer may be validly withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 28, 2005.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and must specify: (1) the name of the person who tendered the Shares to be withdrawn; (2) the number of Shares to be withdrawn; and (3) the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering shareholder must also submit the serial numbers shown on the particular Share Certificates and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3—Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "Section 3—Procedure for Tendering Shares" any time prior to the Expiration Date.

        No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See "Section 1—Terms of the Offer."

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, iStar, the Depositary, the Information Agent, Falcon or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Section 5.    Material United States Federal Income Tax Consequences

U.S. Federal Income Tax Consequences in General.

        The following is a summary of material United States federal income tax consequences to holders of Shares whose Shares are sold pursuant to the Offer or converted into cash in the Merger. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular shareholder may differ depending on that shareholder's own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as "capital assets" within the meaning of section 1221 of the Code, and does not apply to employee holders of restricted shares (the tax consequences of which are discussed below). In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, holders who perfect their appraisal rights, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer and the Merger to holders who hold their shares through a partnership or other pass-through entity generally will depend upon such holder's status for United States federal income tax purposes and the activities of the partnership.

        Each holder is urged to consult such holder's tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer and the Merger in light of such holder's specific tax situation.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a holder who receives cash in exchange for a Share pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of the Offer Price and the holder's adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Shares have been held for one year or less at the time of disposition. In the case of an individual shareholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

        A shareholder (other than certain exempt shareholders including, among others, corporations) that receives cash for Shares pursuant to the Offer or the Merger generally will be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate is 28%) unless the shareholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is generally his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under "Section 3—Procedure for Tendering Shares." Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

U.S. Federal Income Tax Consequences for Employee Holders of Restricted Shares

        An employee who holds restricted Shares with respect to the initial transfer of restricted Shares will recognize compensation income for federal income tax purposes when the Shares become vested upon the closing of the Offer. The amount of ordinary income so recognized will be equal to the aggregate Offer Price for the Shares. Falcon is required to withhold federal income tax applicable to such compensation income, and will also withhold Social Security tax and Medicare tax. For those employee holders of restricted Shares who tender their shares in the Offer, the Merger Agreement provides that these withholding taxes will be deducted from the Offer Price otherwise payable to such holders of restricted Shares. Holders of restricted Shares who do not tender their shares in the Offer will be required to pay the applicable withholding taxes to Falcon when the Shares vest upon the closing of the Offer, and any failure to pay such taxes will result in the Shares continuing to be subject to restriction. An employee who holds restricted Shares and who made a timely election under Section 83(b) of the Code with respect to the initial transfer of restricted Shares will not recognize any additional compensation income merely because the holder's rights to those Shares become vested in the Offer.

Section 6.    Price Range of the Shares; Dividends on the Shares

        The Shares have been traded through Nasdaq under the symbol "FLCN" since December 18, 2003, the date of completion of Falcon's initial public offering. The following table sets forth, for each of the periods indicated, the high and low reported sales price per Share on Nasdaq, and dividends paid per Share, based on published financial sources.

	High	Low	Dividends
Year Ended December 31, 2003
Fourth Quarter	$9.80	$9.00	—
Year Ended December 31, 2004
First Quarter	$9.65	$8.83	—
Second Quarter	$9.30	$7.40	—
Third Quarter	$8.10	$7.44	$0.05
Fourth Quarter	$7.99	$6.50	$0.05

        On January 19, 2005, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of Shares on Nasdaq was $6.75 per Share. On January 28, 2005, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on Nasdaq was $7.45 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

        On December 18, 2003, and as disclosed in Falcon's filings with the SEC, Falcon consummated an initial public offering which consisted of the sale of 12,500,000 common shares to the public at a price of $9.00 per share, generating gross proceeds of $112.5 million. The aggregate proceeds to Falcon, net of underwriters' discount and offering costs, was approximately $102.4 million. In February 2004, the underwriters exercised the over-allotment and Falcon sold an additional 1,875,000 common shares to the public at a price of $9.00 per share. The aggregate proceeds to Falcon for the exercise of the over-allotment option, net of underwriters' discount and offering costs, was approximately $15.6 million, bringing the total aggregate net proceeds of the initial public offering to approximately $118.0 million.

        The Merger Agreement provides that, without the prior written consent of iStar, from the date of the Merger Agreement until the earlier of the effective time of the Merger and the date nominees of iStar or the Purchaser constitute a majority of the members on the board of trustees of Falcon, Falcon may not authorize, declare or pay any dividends on or make any other distributions in respect of any of its stock, except for dividends by a wholly owned subsidiary of Falcon to its parent and except for distributions necessary for Falcon to maintain its real estate investment trust ("REIT") qualification, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives. In accordance with this provision, Falcon currently intends to declare a dividend and set a record date for a dividend that will be prior to the initial Expiration Date of the Offer. The exact amount and timing of that dividend will be determined by Falcon in its discretion.

Section 7.    Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations

Market for the Shares.

        The Purchaser's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and will also reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

Nasdaq Listing.

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. ("NASD") for continued inclusion on Nasdaq. A security must meet one of two maintenance standards for continued inclusion on Nasdaq. The first maintenance standard requires that there be at least $10 million in shareholders' equity, at least 750,000 publicly-held shares, a market value of at least $5 million for all publicly-held shares, a minimum bid price of $1, at least 400 shareholders of 100 shares or more, and at least two registered and active market makers for the shares. The second maintenance standard requires that either: (1) the market value of listed securities is at least $50 million; or (2) the company has total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two out of the last three most recently completed fiscal years; and, in either case, that there be at least 1.1 million publicly-held shares, a market value of at least $15 million for all publicly-held shares, a minimum bid price of $1, at least 400 shareholders of 100 shares or more, and at least four registered and active market makers for the shares. Shares held directly or indirectly by any trustees or officers of Falcon and by any person who is the beneficial owner of more than 10% of the shares are not considered to be publicly-held for the purpose of the maintenance standards. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meets one of these standards, the quotations for Shares on Nasdaq will be discontinued.

        If Nasdaq were to cease to publish quotations for Shares, it is possible that Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

Exchange Act Registration.

        The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Falcon to the SEC if the Shares are no longer listed on Nasdaq or a national securities exchange and are held by less than 300 holders of record. Termination of registration of the Shares under the Exchange Act, would substantially reduce the information required to be furnished by Falcon to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Falcon, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of "affiliates" of Falcon and persons holding "restricted securities" of Falcon to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser currently intends to seek to cause Falcon to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from Nasdaq and the registration of the Shares under the Exchange Act will be terminated as soon as possible following the consummation of the Merger.

Margin Regulations.

        The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

Section 8.    Certain Information Concerning Falcon

        Falcon is a Maryland real estate investment trust. Falcon's principal executive offices are located at 15 Commerce Road, Stamford, Connecticut 06902 and its telephone number at that address is (203) 967-0000. Falcon is a fully integrated, self-advised finance company focused solely on the business of originating and servicing loans to automotive dealers in the United States. Falcon was formed as a Maryland real estate investment trust on August 27, 2003. Falcon was formed to address the specialized capital needs of the automotive retailing industry. Falcon commenced operations on December 22, 2003, when it completed its initial public offering and concurrently consummated certain other formation transactions, including a merger with Falcon Financial, LLC.

        Falcon is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Falcon's trustees and officers, their remuneration, options granted to them, the principal holders of Falcon's securities and any material interests of such persons in transactions with Falcon is required to be disclosed in proxy statements distributed to Falcon's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Falcon that have been filed via the EDGAR system.

Section 9.    Certain Information Concerning iStar and the Purchaser

        iStar is a Maryland corporation. iStar's principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and its telephone number at that address is (212) 930-9400. iStar is the leading publicly-traded finance company focused on the commercial real estate industry. It provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. Its objective is to generate consistent and attractive returns on its invested capital by providing innovative and value-added financing solutions to its customers. iStar delivers customized financial products and "one-call" responsiveness post-closing to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service.

        The Purchaser is a Maryland limited liability company which was recently formed at the direction of iStar for the purpose of effecting the Offer and the Merger. iStar owns all of the outstanding membership interests of the Purchaser. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incident to the Offer and the Merger. The Purchaser's principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and its telephone number at that address is (212) 930-9400.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and iStar are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase: (1) neither iStar, the Purchaser nor, to the knowledge of iStar and the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of iStar or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Falcon; and (2) neither iStar, the Purchaser, nor, to the knowledge of iStar and the Purchaser, any of the persons or entities referred to in clause (1) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Falcon during the past 60 days.

        Except as provided by the Merger Agreement or as described in this Offer to Purchase neither iStar, the Purchaser nor, to the knowledge of iStar and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Falcon (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of iStar, the Purchaser nor, to the knowledge of iStar and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Falcon or any of its executive officers, trustees or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between iStar or any of its subsidiaries or, to the knowledge of iStar, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Falcon or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of trustees or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Pursuant to the Shareholder Agreements, iStar and the Purchaser may be deemed to beneficially own 684,035 Shares, constituting approximately 4.3% of the total outstanding Shares (including restricted Shares) as of January 19, 2005. See "Section 13—The Merger Agreement, Shareholder Agreements, Share Option Agreement and Other Agreements."

        Pursuant to Rule 14d-3 under the Exchange Act, iStar and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

        Additionally, iStar is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning iStar's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of iStar's securities, any material interests of such persons in transactions with iStar and certain other matters is required to be disclosed in proxy statements and annual reports distributed to iStar's shareholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as these other reports, proxy statements and other information, may be inspected at the SEC's public reference library at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to iStar that have been filed via the EDGAR system.

Section 10.    Source and Amount of Funds

        The Offer is not conditioned upon any financing arrangements.

        iStar and the Purchaser estimate that the total amount of funds required to consummate the Offer and the Merger will be approximately $120 million plus any related transaction fees and expenses. The Purchaser will acquire all such funds from iStar, which currently intends to use cash on hand and its existing unsecured Revolving Facility (as defined below).

        Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of iStar and its affiliates, the Purchaser believes the financial condition of iStar and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

        iStar currently has an existing $1.25 billion unsecured revolving credit facility, which per the terms of such facility may be increased under certain circumstances by an additional $250 million to a total of $1.5 billion, provided by a syndicate of financial institutions, with JPMorgan Chase Bank, N.A., as Administrative Agent for such financial institutions, from which it intends to borrow funds needed to contribute to the Purchaser to finance the acquisition of Falcon (the "Revolving Facility"). The Revolving Facility matures on April 19, 2007 (but may, per the terms of the Revolving Facility, be extended for a period of one year at iStar's option), and borrowings under the Revolving Facility bear interest, depending on the type of borrowing, at a variety of floating rates based on: (1) iStar's credit rating at the time tied to a margin above either (a) the London interbank offered rate (LIBOR), in which case the margin extends from a minimum 55 basis points to a maximum of 125 basis points, or (b) the Administrative Agent's prime rate, in which case the margin extends from a minimum of 0 basis points to a maximum of 25 basis points; or (2) for one type of limited borrowing only, an auction by the financial institutions that are lenders under the Revolving Facility to determine the most favorable rates offered to iStar.

        The foregoing description of the Revolving Facility does not purport to be complete, and references to, and descriptions of the Revolving Facility are qualified in their entirety by reference to the Revolving Facility, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

Section 11.    Background of the Offer; Past Contacts, Negotiations and Transactions

        The following information was prepared by iStar and Falcon. Information about Falcon was provided by Falcon and neither iStar nor the Purchaser takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which iStar or its representatives did not participate.

        In August 2003, prior to its initial public offering, Falcon explored various strategic alternatives, including the possibility of a sale of the company. In connection with these activities, representatives of Falcon held preliminary discussions with multiple parties, including iStar, regarding a potential sale but ultimately decided to move forward with its initial public offering.

        In late March 2004, Vernon B. Schwartz, Chairman and Chief Executive Officer of Falcon, contacted Jay Sugarman, Chairman and Chief Executive Officer of iStar, to discuss the possibility of iStar refinancing certain Falcon indebtedness. In April 2004, iStar and Falcon negotiated and executed a $150 million warehouse financing facility. See "—Prior Transactions" below. At various times since the execution of the warehouse financing facility, officers of iStar and Falcon discussed its administration.

        On September 9, 2004, Mr. Sugarman and Jeffrey R. Digel, Executive Vice President of iStar, had dinner with Mr. Schwartz and David A. Karp, President, Chief Financial Officer and trustee of Falcon. They discussed various aspects of iStar's business model and product offerings. The group did not discuss a specific transaction between iStar and Falcon.

        On October 15, 2004, Mr. Digel had lunch with Mr. Karp during which they discussed a possible transaction between Falcon and iStar. Mr. Digel indicated that iStar might be interested in pursuing a possible acquisition of Falcon. Messrs. Digel and Karp discussed Falcon's history and share performance. After the meeting Messrs. Digel and Karp recommended to Messrs. Sugarman and Schwartz, respectively, that the parties should continue discussing a possible acquisition of Falcon.

        On October 21, 2004, Mr. Sugarman met with Messrs. Schwartz and Karp at iStar's New York City offices. At this meeting, they continued the discussions initiated on October 15 concerning a possible acquisition of Falcon, but no specific proposals were made.

        On October 26, 2004, Mr. Sugarman met with Messrs. Schwartz and Karp at iStar's New York City offices. At this meeting, they continued the discussions about a possible acquisition of Falcon, but no specific proposals were made. On October 27, 2004, Messrs. Sugarman, Digel and Schwartz and Maryann N. Keller, one of Falcon's trustees with particular knowledge of the auto dealership finance industry, met for dinner and discussed that industry. The group did not discuss a possible transaction between the two companies.

        On November 4, 2004, Mr. Sugarman and Mr. Schwartz discussed briefly by telephone the general terms of a potential acquisition transaction.

        On November 23, 2004, Mr. Sugarman and Mr. Schwartz met to continue to discuss the terms of a potential acquisition transaction. No specific terms were agreed, but the parties agreed to continue discussions. iStar and Falcon executed a confidentiality agreement on December 9, 2004.

        Between November 23, 2004, and December 23, 2004, the parties had several discussions regarding a possible cash acquisition of Falcon by iStar. On December 10, 2004, iStar provided an initial indication of interest at an offer price of $8.00 per Share subject to satisfactory completion of financial, legal and accounting due diligence and negotiation of a reduction of fees due under a pre-existing agreement between Falcon and a financial advisor that Falcon had previously engaged. On December 23, 2004, the financial advisor agreed to release Falcon from its fee obligations under the engagement letter.

        On December 14, 2004, Falcon's board held a special meeting during which the board discussed the potential transaction with iStar and Falcon's other strategic and financing alternatives. Representatives of Hogan & Hartson L.L.P., legal counsel for Falcon, were present at this meeting and made a presentation to the Falcon board regarding its fiduciary duties under Maryland law. Representatives of Lehman Brothers also attended the meeting to present their credentials to the board.

        On December 15, 2004, iStar indicated that it would only be willing to continue the discussions regarding a potential acquisition transaction if Falcon entered into an exclusivity agreement with iStar providing for exclusive negotiations with iStar for a specified period of time.

        On December 22, 2004, Falcon's board held a special telephonic meeting during which Falcon's senior management updated the board regarding the discussions with iStar and discussed iStar's request for an exclusivity agreement. Representatives of Hogan & Hartson L.L.P. and Lehman Brothers also participated. Falcon's board authorized senior management to enter into an exclusivity agreement with iStar and continue discussions with iStar regarding a potential acquisition of Falcon.

        On December 23, 2004, iStar and Falcon executed an exclusivity agreement in which Falcon agreed to exclusive negotiations with iStar until 11:59 p.m. on January 14, 2005. Falcon also agreed in the exclusivity agreement to refrain from completing any securitization transactions during the exclusivity period.

        Also on December 23, 2004, Clifford Chance US LLP, legal counsel for iStar, commenced its legal due diligence review of Falcon, based on publicly-available information and additional documents provided by Falcon. Later that day, Clifford Chance reviewed possible transaction structures with Hogan & Hartson L.L.P., including the possibility of a two-step merger transaction (i.e., a tender offer followed by a second step merger).

        From December 23, 2004 through January 3, 2005, Mr. Jay S. Nydick, President of iStar, and Mr. Schwartz held frequent conferences regarding transaction timing, transaction logistics, due diligence schedules and proposed modifications to the existing warehouse financing facility from iStar in favor of Falcon.

        On December 30, 2004, Clifford Chance, after reviewing the terms with iStar, circulated a draft of the proposed merger agreement to the parties.

        On January 5, 2005, Falcon engaged Lehman Brothers as its financial advisor in connection with the proposed transaction. While Goldman Sachs & Co. provided some coordination and computation assistance in connection with negotiations leading up to the transaction, iStar did not engage a financial advisor in connection with the proposed transaction.

        On January 5, 2005, Clifford Chance and Hogan & Hartson L.L.P., together with representatives from iStar and Falcon, discussed Falcon's comments to the proposed merger agreement, including a number of the representations and warranties contained in the agreement, the covenants governing the interim operations of Falcon, the non-solicitation provisions, the termination provisions, the termination fee, the conditions to the Offer and the mechanics for the Offer. On January 6, 2005, Hogan & Hartson L.L.P. circulated a written mark up reflecting its comments to the proposed merger agreement and setting forth a proposal for a written modification of the existing warehouse financing facility to govern the interim operations of Falcon.

        Also on January 5 and 6, 2005, certain officers and representatives of iStar met with Falcon management and its representatives to review financial information regarding Falcon. During the January 5 meeting, iStar informed representatives of Lehman Brothers that iStar also intended to hire PricewaterhouseCoopers LLP to perform limited confirmatory due diligence that would also involve speaking with Falcon's external auditors.

        On January 7, 2005, Falcon's board held a special telephonic meeting during which senior management updated the board regarding the negotiations with iStar. Representatives of Hogan & Hartson L.L.P. and Lehman Brothers also participated.

        On January 11, 2005, iStar revised its initial indication of interest to $7.50 per Share, subject to satisfactory completion of confirmatory financial and accounting due diligence by PricewaterhouseCoopers and negotiation of a definitive merger agreement. Messrs. Sugarman and Nydick called Messrs. Schwartz and Karp to discuss the revised offer price. They also confirmed to Mr. Schwartz that iStar would agree to modify the existing warehouse financing facility in a manner favorable to Falcon, so that Falcon's board could consider a transaction with iStar or another party without the pressure of near-term financing concerns. Mr. Schwartz contacted Mr. Nydick at the end of the day to indicate that the parties should continue negotiations and Falcon would consider further whether an offer price of $7.50 per Share would be acceptable. iStar agreed that the parties should continue to work towards reaching a definitive agreement for the proposed acquisition, and that it would engage PricewaterhouseCoopers to review the accounting and financial records of Falcon.

        On January 13, 2005, iStar and Falcon discussed extending the term of the exclusivity agreement to allow iStar the opportunity to complete its due diligence review. Prior to completion of negotiations regarding extending the exclusivity period, Falcon received an unsolicited letter from Kelly Capital, a small firm that was unknown to Falcon and its advisers. The letter was a preliminary indication of interest requesting that Falcon open discussions concerning the possible acquisition of Falcon at a price of $8.00 per Share, subject to due diligence and market conditions. Falcon was unable to respond at that time to the unsolicited indication of interest because the exclusivity letter prohibited such communications.

        On January 14, 2005, Mr. Schwartz informed Mr. Nydick that Falcon would like to open a dialogue with the third party in order to explore and assess the unsolicited indication of interest. iStar agreed to waive the provisions of the exclusivity agreement as they related to discussing a possible transaction with the third party. iStar and Falcon agreed to reconvene on January 15, 2005.

        Later on January 14, 2005, Falcon's board held a special telephonic meeting to discuss the indication of interest from the third party and to discuss the approaching expiration of the exclusivity agreement with iStar. Representatives of Hogan & Hartson L.L.P. and Lehman Brothers also participated. Hogan & Hartson L.L.P. advised the Falcon board regarding its fiduciary duties under Maryland law with respect to receipt of the unsolicited indication of interest. At this meeting, following extensive discussions, the board gave senior management permission to contact the third party in order to explore its indication of interest. Following the board meeting, Mr. Schwartz and a representative from Lehman Brothers contacted a representative of the third party and discussed its letter at length, including the reasons for and background of sending the letter, its identity and transaction history, its financial position, its requirement to secure financing necessary to complete a transaction, and other factors, including transaction timing and the length of time it would need to complete a due diligence review of Falcon.

        Also on January 14, 2005, Katten Muchin Zavis Rosenman, special counsel to iStar, circulated an initial draft of the amendment to the warehouse facility. At that time, Mr. Digel and Mr. Karp discussed the proposed modification and the interplay between the warehouse financing facility and the proposed merger agreement.

        On January 15, 2005, Mr. Nydick spoke with Mr. Schwartz. Mr. Schwartz informed Mr. Nydick that they had reviewed and discussed with the third party the unsolicited indication of interest and determined that there were concerns about the ability of the third party to secure financing and complete a more favorable transaction in a timely manner. Mr. Nydick discussed the possibility of revising the exclusivity letter to provide iStar exclusive negotiating rights until January 21, 2005. Mr. Nydick informed Mr. Schwartz that iStar was unwilling to continue discussions without some level of exclusivity.

        In the evening on January 15, 2005, the Falcon board held a special telephonic meeting to discuss the third party offer and iStar's request for exclusivity. Representatives of Hogan & Hartson L.L.P. and Lehman Brothers also participated. Mr. Schwartz and a representative from Lehman Brothers updated the board on its discussions with the third party. The Falcon board discussed the third party indication of interest at length, including, among other things, the matters described in the Schedule 14D-9 under "Item 4(b)(ii)—Reasons for the Recommendation of the Falcon Board of Trustees."

        On January 16, 2005, the Falcon board held another special telephonic meeting to discuss the third party indication of interest and iStar's request for exclusivity. Representatives of Hogan & Hartson L.L.P. and Lehman Brothers also participated. At this meeting, the Falcon board authorized senior management to extend the exclusivity period until 11:59 p.m. on January 19, 2005, provided that the amended exclusivity agreement contained an exception for continuing discussions with the third party. On January 16, 2005, the parties executed an amendment to the exclusivity agreement on such terms.

        PricewaterhouseCoopers was allowed access to Falcon's records on January 18, 2005, to conduct its confirmatory accounting and financial due diligence review of Falcon.

        During the period from January 17 to January 19, 2005, legal counsel for iStar and Falcon continued to negotiate the terms of the proposed merger agreement, including provisions related to the timing and mechanics of the Offer, non-solicitation provisions, the conditions to the Offer, the termination provisions and size of the termination fee. During this period the parties also discussed and negotiated the terms of the Share Option Agreement, the Shareholder Agreements with all of the trustees of Falcon and the employment agreements of Messrs. Schwartz and Karp. Simultaneously, legal counsel for iStar and Falcon continued to negotiate the terms of the proposed amendment to the warehouse financing facility to govern the interim operations of Falcon in connection with entering into the proposed merger agreement. In addition, PricewaterhouseCoopers satisfactorily completed its due diligence review of Falcon and discussed its findings with iStar management.

        On January 19, 2005, representatives of iStar and Falcon, again discussed the terms of the proposed merger agreement. The parties agreed on the final terms of the agreement, including the amount of the termination fee that would be payable by Falcon to iStar and the circumstances requiring such payment. Also on January 19, 2005, legal counsel for iStar and Falcon agreed on the final terms of the proposed amendment to the warehouse financing facility.

        On January 19, 2005, iStar's board of directors met and, after presentations from iStar management and Clifford Chance, unanimously voted to approve the Merger Agreement, the acquisition of Falcon and the transactions contemplated thereby.

        On January 19, 2005, Falcon's board of trustees held a special meeting at which all of the trustees, certain members of senior management, and representatives of Lehman Brothers, and Hogan & Hartson L.L.P. were present in person or via teleconference. The special meeting was held in order for the Falcon board to consider and formally act upon the proposed acquisition of Falcon by iStar. At this meeting, Falcon's senior management reviewed with the board financial and business terms of the proposed transaction. Hogan & Hartson L.L.P. made a presentation to the Falcon board regarding its fiduciary duties under Maryland law and explained the material terms of the proposed merger agreement and related agreements, including tender offer mechanics, conditions to the offer, termination rights and provisions regarding break-up fees and termination expenses. Lehman Brothers then presented its financial analysis of the proposed transaction and delivered to the Falcon board its oral opinion that, as of the date of that opinion and based upon and subject to the factors and assumptions set forth in its written opinion of the same date, the $7.50 per Share offer price to be paid by iStar was fair, from a financial point of view, to Falcon's shareholders. See "Item 4(d)—Opinion of Lehman Brothers, Inc." in the Schedule 14D-9.

        During these presentations, the Falcon trustees asked numerous questions of management and its legal counsel and financial advisors and discussed at length the presentations. After discussion by the Falcon board of trustees concerning, among other things, the matters described below under in the Schedule 14D-9 under "Item 4(b)(ii)—Reasons for the Recommendation of the Falcon Board of Trustees," the Falcon board of trustees unanimously approved the Offer and the Merger, the Merger Agreement and each of the related agreements.

        Shortly after that approval, iStar and Falcon signed the Merger Agreement. Concurrently with the execution of the Merger Agreement, the parties executed the Share Option Agreement and Shareholder Agreements with each of the trustees of Falcon, including Messrs. Schwartz and Karp, and the amendment to the warehouse financing facility. In addition, Falcon entered into amended and restated employment agreements with Messrs. Schwartz and Karp, effective upon completion of the offer. Ralph L. Miller and Joseph L. Kirk, officers of Falcon, also executed letter agreements acknowledging that certain changes resulting from the completion of the proposed transaction with iStar would not give rise to a right to terminate their employment with Falcon for good reason.

        On January 20, 2005, iStar and Falcon each publicly announced that they had entered into a merger agreement for the cash acquisition of Falcon by iStar at a price of $7.50 per Share.

Prior Transactions.

        On April 28, 2004, Falcon entered into a $150 million Revolving Warehouse Financing Agreement with iStar, solely for the purpose of originating loans. The facility may be increased to $200 million at Falcon's option and with the consent of iStar. Interest is calculated using LIBOR plus 290 basis points. Under the facility, iStar refinanced all of Falcon's existing outstanding loans that were financed under Falcon's then existing warehouse facility, which was terminated by Falcon. In connection with entering into the new facility, Falcon paid a fee of $1,875,000 to iStar and a termination fee of $199,500 to the lenders under Falcon's existing facility. The maturity date of Falcon's working warehouse credit facility was initially April 10, 2005.

        The warehouse credit line is secured by, among other things, all loans in Falcon's portfolio. All payments made by Falcon's customers in respect of such loans are applied on a monthly basis to pay outstanding fee and interest obligations under the new warehouse credit line and to reduce the principal amount outstanding under the new warehouse credit line by an amount equal to the portion of the payments on Falcon's loans that constitute payments of principal.

        On January 19, 2005, Falcon and iStar amended the revolving warehouse financing facility to, among other things, increase the facility limit to $250,000,000, increase the advance rate to 75% and to extend the maturity date of the facility. The amendment provides Falcon with access to financing necessary for Falcon to originate loans during the period between signing of the Merger Agreement and closing of the Merger. The amendment will terminate in certain circumstances upon a termination of the Merger Agreement.

Section 12.    Purpose of the Offer; Plans for Falcon; Other Matters

Purpose of the Offer and the Merger.

        The purpose of the Offer is to enable iStar to acquire control of, and the entire equity interest in, Falcon. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction structure includes the Merger in order to ensure the acquisition by iStar of all the outstanding Shares.

Plans for Falcon.

        If the Merger is consummated, iStar will own 100% of the equity interest in Falcon and iStar would be entitled to all the benefits resulting from that 100% interest. These benefits include complete management control with regard to the future conduct of Falcon's business and any increase in its value. Similarly, iStar will also bear the risk of any losses incurred in the operation of Falcon and any decrease in the value of Falcon.

        Falcon shareholders who sell their Shares in the Offer will cease to have any equity interest in Falcon and to participate in any future growth in Falcon. If the Merger is consummated, the shareholders of Falcon will no longer have an equity interest in Falcon and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. Similarly, the shareholders of Falcon will not bear the risk of any decrease in the value of Falcon after selling their Shares in the Offer or the subsequent Merger.

        Except as disclosed in this Offer to Purchase, neither iStar nor the Purchaser has any present plan or proposal that would result in the acquisition by any person of additional securities of Falcon, or the disposition of securities of Falcon, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Falcon or its subsidiaries or the sale or transfer of a material amount of assets of Falcon or its subsidiaries. After the purchase of the Shares by the Purchaser pursuant to the Offer, iStar may appoint its representatives to the board of trustees of Falcon in proportion to its ownership of the outstanding Shares. Effective upon the purchase of the Shares pursuant to the Offer, and prior to the time that any designee of iStar becomes a trustee on Falcon's board of trustees, Falcon will, if requested by iStar, permit up to three individuals designated by iStar to attend and observe all meetings of Falcon's board of trustees or any committee of the board of trustees, provided that the observers execute a reasonable confidentiality agreement.

        Following completion of the Offer and the Merger, iStar intends to operate Falcon as a subsidiary of iStar under the direction of iStar's management. iStar will continue to evaluate and review Falcon and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view toward determining how optimally to realize any potential benefits which arise from the rationalization of the operations of Falcon with those of the other business units and subsidiaries of iStar. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, and to the extent that iStar acquires control of Falcon, iStar will complete such evaluation and review of Falcon and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring Falcon through changes in Falcon's business, corporate structure, declaration of trust, bylaws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations. Accordingly, iStar and the Purchaser reserve the right to change their plans and intentions at any time, as they deem appropriate.

        iStar, the Purchaser or an affiliate of iStar may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they will determine, which may be more or less than the price paid in the Offer.

Shareholder Approval.

        Under Falcon's declaration of trust, the approval of the Falcon board of trustees and the affirmative vote of the holders of a majority of the voting power of the outstanding Shares is required to adopt and approve the Merger Agreement and the Merger. Falcon has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Falcon and the consummation by Falcon of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of Falcon, subject to the approval of the Merger by the affirmative vote by holders of a majority of the outstanding Shares, if required.

        Falcon has agreed to duly call, give notice of, convene and hold a special meeting of its shareholders to consider and take action upon the approval and adoption of the Merger Agreement and the approval of the Merger as soon as reasonably practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, if required to consummate the Merger. iStar has agreed to vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement.

Short-Form Merger.

        Section 8-501 of the REIT Law and Section 3-106 of the MGCL provide that, if a corporation or other entity owns 90% or more of the outstanding shares of each class of a Maryland real estate investment trust, the corporation or other entity holding such shares may merge with or into such real estate investment trust without any action or vote on the part of the shareholders of such real estate investment trust (such merger, a "Short-Form Merger"). In the event that iStar, the Purchaser and any other subsidiaries of iStar acquire in the aggregate 90% or more of the Shares pursuant to the Offer or otherwise, then, at the election of iStar, a Short-Form Merger could be effected without any approval of the shareholders of Falcon, subject to compliance with the provisions of Section 8-501 of the REIT Law and Section 3-106 of the MGCL. Even if iStar and the Purchaser do not own 90% of each class of shares entitled to vote on the Merger following consummation of the Offer, iStar and the Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a Short-Form Merger. Subject to certain conditions, Falcon has granted to the Purchaser an irrevocable option to purchase from Falcon that number of Shares as is necessary for the Purchaser to obtain ownership of at least 90% of the outstanding Shares. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer.

        A NOTICE OF MERGER PURSUANT TO THE REQUIREMENTS OF SECTION 3-106(d) OF THE MGCL IS ENCLOSED WITH THIS OFFER TO PURCHASE ON SCHEDULE II.

Going Private Transactions.

        The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, shareholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning Falcon and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Appraisal Rights.

        Appraisal rights cannot be exercised at this time. The information set forth below is for informational purposes only with respect to alternatives available to shareholders if the Merger is consummated.

        No appraisal rights are available under Title 3, Subtitle 2 of the MGCL, as applicable to a Maryland real estate investment trust, in connection with the Offer. Furthermore, appraisal rights will not be available under the MGCL, as applicable to a Maryland real estate investment trust, in connection with the Merger unless: (1) a meeting of the Falcon shareholders is required to approve the Merger; and (2) the Shares are delisted from Nasdaq and are not relisted on any other national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or designated for trading on the Nasdaq Small Cap Market as of the record date for determining shareholders entitled to vote on the Merger at such meeting.

        If shareholders actually are entitled to appraisal rights in connection with the Merger, they will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

        Shareholders who sell Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto, if any, but, rather, will receive the Offer Price.

Section 13.    The Merger Agreement, Shareholder Agreements, Share Option Agreement and Other Agreements.

The Merger Agreement

        The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by iStar and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(1) to Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in "Section 8—Certain Information Concerning Falcon." Shareholders and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

        The Offer.    The Merger Agreement provides for the making of the Offer. The terms of the Offer are described in Article I of the Merger Agreement. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offers is subject to the satisfaction of the Minimum Condition and certain other conditions described in "Section 14—Certain Conditions of the Offer."

        The Purchaser may, without the consent of Falcon, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary if:

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  at the Expiration Date, any of the conditions to the Purchaser's obligation to purchase Shares in the Offer has not been satisfied or waived;

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  any rule, regulation or interpretation of the United States Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer requires that the Offer be extended; or

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  the Minimum Condition has been satisfied but less than 90% of the outstanding Shares (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement) have been validly tendered and not properly withdrawn as of the Initial Expiration Date.

        If we extend the Offer pursuant to the third bullet above, we have also agreed to irrevocably waive certain conditions to the Offer and termination rights under the Merger Agreement.

        At the request of Falcon, the Purchaser will extend the Offer until such date as the conditions to the Offer have been satisfied if such conditions are reasonably capable of being satisfied before April 30, 2005. Notwithstanding the foregoing, the Purchaser will not be required to extend the Offer beyond April 30, 2005.

        The Purchaser may elect to provide a subsequent offering period of three to 20 business days (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Exchange Act. A Subsequent Offering Period would be an additional period of time following the expiration of the initial offer period during which shareholders could tender Shares not tendered in the Offer and receive the Offer Price. During a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered and tendering shareholders will not have withdrawal rights. See "Section 1—Terms of the Offer."

        The Merger.    The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the effective time of the Merger:

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  the Purchaser will be merged with and into Falcon and, as a result of the Merger, the separate corporate existence of the Purchaser will cease;

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  Falcon will be the successor or surviving corporation (sometimes referred to as the "Surviving Company") in the Merger; and

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  the separate corporate existence of Falcon, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger.

        As soon as practicable following the consummation of the Merger, the declaration of trust will be amended to read in the form attached as Exhibit A to the Merger Agreement and, as so amended, will be the declaration of trust of the Surviving Company and the bylaws of Falcon as in effect immediately prior to the effective time of the Merger will be the bylaws of the Surviving Company.

        Pursuant to the Merger Agreement, if the approval of Falcon's shareholders is required by applicable law in order to consummate the Merger, Falcon, acting through its board of trustees, will in accordance with applicable law, its declaration of trust and bylaws: (1) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable following the consummation of the Offer for the purpose of considering and taking action upon the Merger; and (2) prepare and file with the SEC a preliminary proxy statement as soon as reasonably practicable following the consummation of the Offer and cause a definitive proxy statement to be mailed to its shareholders.

        The respective obligations of iStar and the Purchaser, on the one hand, and Falcon, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the closing of the Merger of each of the following conditions:

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  if required, the Merger will have been duly approved by the requisite affirmative vote of shareholders of Falcon in accordance with applicable law, the declaration of trust and bylaws of Falcon;

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  no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction will have been enacted, entered, promulgated, issued or enforced by any court or other governmental authority which is in effect and prohibits, restrains or enjoins the consummation of the Merger; and

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  the Purchaser will have accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Conversion of Shares.    At the effective time of the Merger:

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  each issued and outstanding membership interest of the Purchaser will be converted into and become one fully paid and nonassessable common share of beneficial interest of the Surviving Company;

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  all Shares that are owned by iStar, the Purchaser or any of their subsidiaries will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor; and

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  each issued and outstanding Share (other than Shares to be cancelled in accordance with the preceding bulleted subparagraph and other than Shares held by a holder who has not consented to the Merger and who has complied with the MGCL) will be converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest.

        Restricted Shares.    Falcon has taken all necessary action to permit holders of outstanding restricted Shares issued pursuant to Falcon's Equity Incentive Plan to participate in the Offer and be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares. All outstanding restricted Shares become fully vested upon consummation of the Offer.

        Falcon's Board of Trustees.    Effective upon the acceptance for payment of Shares pursuant to the Offer, iStar shall be entitled to designate a number of trustees as determined by iStar, rounded up to the next whole number, to Falcon's board of trustees as will give iStar representation on the board of trustees that is proportionate to the percentage of Shares beneficially owned by us and iStar (including Shares accepted for payment in the Offer). Falcon is required to take all action reasonably requested by iStar to cause the nominees of iStar and us to be elected at such time, including increasing the size of the board of trustees and seeking resignations of incumbent trustees. Effective upon our purchase of the Shares pursuant to the Offer, and prior to the time that any designee of iStar becomes a trustee on Falcon's board of trustees, Falcon will, if requested by iStar, permit up to three individuals designated by iStar to attend and observe all meetings of Falcon's board of trustees or any committee of the board of trustees, provided that the observers execute a reasonable confidentiality agreement. However, Falcon has agreed in the Merger Agreement to use its commercially reasonable efforts to ensure that at least two trustees of Falcon's independent trustees remain on the board of trustees at all times prior to the completion of the Merger. After iStar designates trustees for election to the board of trustees, but prior to the completion of the Merger the following will require the approval of a majority of the independent trustees on the Falcon board of trustees: (1) any amendment or any termination of the Merger Agreement by Falcon; (2) any extension by Falcon of the time for the performance of any of the obligations of iStar or us for which Falcon's consent or approval is required; (3) any exercise or waiver of any of Falcon's rights or remedies under the Merger Agreement; (4) any amendment to

Falcon's declaration of trust or bylaws; and (5) any waiver of compliance with any covenant of iStar or us or any condition to any obligation of Falcon or any of Falcon's rights under the Merger Agreement.

        Representations and Warranties.    Pursuant to the Merger Agreement, Falcon has made customary representations and warranties to iStar and the Purchaser with respect to organization and qualification; capitalization; authority; consents and approvals; no violations; SEC reports and financial statements; absence of certain changes or events; litigation; information supplied; compliance with applicable law; contracts; taxes; benefit plans, employees and employment practices; real property; environmental; intellectual property; insurance; transactions with affiliates; assets and receivables; securitizations; books and records; state takeover statutes; the opinion of its financial advisor and brokers.

        Certain representations and warranties in the Merger Agreement made by Falcon are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means with respect to any person, an event, circumstance, change or effect that (1) has had a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of such person and its subsidiaries taken as a whole, or (2) is reasonable likely to have a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of such person and its subsidiaries taken as a whole except, in the case of clause (2) above, as a result of (a) changes in general economic conditions nationally or regionally or (b) changes affecting the finance or real estate industries generally which do not affect such person materially disproportionately related to other participants in the finance or real estate industries similarly situated. In determining whether there has been a Material Adverse Effect, (1) any event, circumstance, change or effect will be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably would be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) will be considered a Material Adverse Effect and (2) the rejection of an insurance claim or insurance coverage or the lack or unavailability of insurance coverage will be considered as one factor.

        Pursuant to the Merger Agreement, iStar and the Purchaser have made customary representations and warranties to Falcon with respect to their organization and qualification; authority; consents and approvals; no violations; information supplied; source of funds; business activities of the Purchaser and brokers.

        Falcon Conduct of Business Covenants.    Falcon has agreed, except as expressly contemplated by the Merger Agreement or as agreed in writing by iStar, after the date of the Merger Agreement, and prior to the earlier of the effective time of the Merger and the time the designees of iStar have been elected to, and constitute a majority of, Falcon's board of trustees (the "Control Date"), that it:

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  will, and will cause its subsidiaries to, conduct its and their business in the ordinary course and will use commercially reasonable efforts to conduct its and their business relationships with third parties and to keep available the services of its and their present officers and employees, provided it does not require additional compensation, and preserve its and their relationships with customers, suppliers and others have business dealings with Falcon and its subsidiaries, and to maintain Falcon's qualification as a REIT; and

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  will not, and will cause its subsidiaries not to:

            (a)   (1) authorize, declare or pay any dividends on or make other distributions in respect of any of its stock (except for certain limited circumstances, See "Section 6—Price Range of Shares; Dividends on the Shares"), (2) split, combine or reclassify any of its stock or issue or authorize or propose the issuance of any other securities or (3) repurchase, redeem or otherwise acquire any shares of stock of Falcon or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (b)   except in accordance with the Share Option Agreement, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its beneficial interests, stock or any other security;

            (c)   amend or propose to amend its declaration of trust, certificate of incorporation or bylaws (or similar organizational documents);

            (d)   (1) acquire or agree to acquire any material assets (including securities) outside the ordinary course or merge or consolidate with any person or engage in any similar transaction or (2) subject to certain exceptions, make any loans, advances or capital contributions to, or investments in, any other person;

            (e)   sell, lease, license, encumber or otherwise dispose of any of its assets or any interest therein, other than in the ordinary course (including the disposition of any assets acquired as a result of a foreclosure), or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

            (f)    incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness, guarantee any debt of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions;

            (g)   make or rescind any tax election or settle or compromise any tax liability of Falcon or any of its subsidiaries;

            (h)   make or agree to make any capital expenditures other than in amounts of less than $75,000 in the aggregate;

            (i)    pay, discharge, settle or satisfy any claims (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims whether recognized or disclosed in the most recent financial statements (or the notes thereto) of Falcon included in forms, reports, schedules, statements and other documents filed with the SEC by Falcon prior to the date of the Merger Agreement or incurred since the date of such financial statements in the ordinary course of business except for cash payments (1) paid by any insurer or person other than Falcon and any subsidiary of Falcon, plus (2) an amount paid by Falcon or any subsidiary of Falcon not exceeding $100,000 per claim or $500,000 for all claims in the aggregate;

            (j)    (1) modify, amend or terminate any material contract, (2) waive, release or assign any material rights or claims, (3) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement, or fail to enforce any such agreement to the fullest extent practicable, including by seeking injunctive relief and specific performance or (4) except, with respect to this clause (4), in the ordinary course of business, enter into any material contracts or transactions;

            (k)   (1) increase the compensation or benefits of any director, trustee, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course that are consistent with past practice, (2) adopt any material amendment to a benefit plan, (3) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, trustee, officer or employee, (4) accelerate the payment of compensation or benefits to any director, officer or employee, (5) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or compensation agreement or arrangement; or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (6) take any action that could give rise to severance benefits payable to any officer, trustee, director, or employee of Falcon or any subsidiary as a result of consummation of any of the transactions contemplated by the Merger Agreement; provided, that, Falcon will not be precluded from paying accrued, but unpaid bonuses to employees for 2004 and retroactive salary adjustments as disclosed to iStar;

            (l)    take any action to exempt or make not subject to or to otherwise waive or cause to be inapplicable (1) the provisions of any takeover statute or (2) Section 7.2 of the declaration of trust, in each case to any individual or entity (other than iStar or its subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

            (m)  take any action to delist the Shares from Nasdaq;

            (n)   make any material change to its methods of accounting in effect on the date hereof, except as required by changes in GAAP as concurred with by Falcon's independent auditors, or change its fiscal year;

            (o)   enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date hereof which have been disclosed to iStar;

            (p)   accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, in each case, other than in the ordinary course of business;

            (q)   securitize, or create any financing arrangements in the nature of a collateralized debt obligation with respect to, any accounts receivable, loans or other assets;

            (r)   amend or modify the existing agreement between Falcon and Lehman; or

            (s)   authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation, warranty or agreement of Falcon contained in the Merger Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

        No Solicitation.    From the date of the Merger Agreement until the Control Date, Falcon has agreed that it will, and will cause all its subsidiaries and its and their respective representatives to:

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  immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined below);

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  not solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or is reasonably expected to lead to, any Takeover Proposal; and

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  not participate in any discussions or negotiations (including by way of furnishing information) regarding any Takeover Proposal.

        Falcon will immediately advise iStar orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Except as set forth below, neither the board of trustees of Falcon nor any committee thereof will (1) withdraw or modify, or publicly propose to withdraw or modify, the approval or recommendation by such board of trustees or such committee of the Offer, the Merger or the Merger Agreement, (2) approve or recommend or take no position with respect to, or publicly propose to approve or recommend or take no position with respect to, any Takeover Proposal or (3) cause Falcon to enter into any agreement related to any Takeover Proposal (other than a confidentiality agreement with respect to a Takeover Proposal as contemplated below).

        If prior to the Control Date, a majority of the board of trustees of Falcon determines in good faith, after consultation with outside counsel and Falcon's financial advisor, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, Falcon may, in response to such Takeover Proposal that was not solicited and subject to the non-solicitation provisions described in the Merger Agreement (1) furnish information with respect to Falcon and its subsidiaries to the person making such Takeover Proposal pursuant to a confidentiality agreement no less restrictive on the other party than the confidentiality agreement with iStar dated December 9, 2004, and (2) participate in discussions or negotiations regarding such Takeover Proposal.

        If prior to the Control Date, the board of trustees of Falcon determines in good faith, after consultation with outside counsel and Falcon's financial advisor, that such a Takeover Proposal constitutes a Superior Proposal, the board of trustees of Falcon may, if such Superior Proposal was not solicited subsequent to the date hereof, (1) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (2) subject to the provisions of Section 8.1(d) of the Merger Agreement, terminate the Merger Agreement, but in each case only after the fifth business day following delivery of written notice to iStar advising iStar that the board of trustees of Falcon has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and only if Falcon is in compliance with non-solicitation provisions of the Merger Agreement.

        "Takeover Proposal" means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, consolidation or other business combination involving Falcon or any subsidiary of Falcon, or any purchase of more than 20% of the consolidated assets of Falcon (including the shares and assets of its subsidiaries) or the Shares or the issuance of any securities (or rights to acquire securities) of Falcon or any subsidiary of Falcon, or any similar transaction, or any agreement, arrangement or understanding requiring Falcon to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement. Any material modification of a Takeover Proposal (including any modification of the economic terms) will constitute a new Takeover Proposal.

        "Superior Proposal" means any bona fide Takeover Proposal for a transaction in which all of the Shares or all or substantially all of the assets of Falcon would be acquired by a third party, including by merger, consolidation or other business combination on terms that a majority of the board of trustees of Falcon determines in good faith (after consultation with outside counsel and Falcon's financial advisor) would be more favorable to Falcon's shareholders, from a financial point of view, than the Offer and the Merger (taking into account any changes to the Offer and the Merger proposed by iStar in response to the receipt by Falcon of such Superior Proposal) and which is not subject to any material contingency, including any contingency related to financing, unless, the board of trustees of Falcon determines in good faith that such contingency is reasonably capable of being satisfied, and that is otherwise reasonably capable of being consummated in a timely fashion.

        Indemnification and Insurance.    iStar and the Purchaser agree that all rights to indemnification for acts or omissions occurring prior to the effective time of the Merger now existing in favor of the current or former trustees, directors or officers of Falcon and its subsidiaries as provided in their respective declarations of trust, certificates of incorporation or bylaws (or similar organizational documents), will survive the Merger and will continue in full force and effect in accordance with their terms.

        In addition, in the event that any officer, director or trustee of Falcon or any of Falcon's subsidiaries is, or is threatened to be, made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation, actions by or on behalf of securityholders, (each, a "Proceeding"), by reason of the fact that he is or was an officer, employee, director or trustee of Falcon or any of Falcon's subsidiaries or any action or omission by such individual in his capacity as such (including any action or omission occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby), iStar and the Purchaser and their respective successors and assigns will, from and after the effective time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each such party against any losses, claims, liabilities, expenses (including reasonable documented attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such Proceeding.

        For six years from the effective time of the Merger, iStar will maintain in effect Falcon's current directors' and officers' liability insurance covering those trustees, directors and officers who are currently covered by Falcon's directors' and officers' liability insurance policy (or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of iStar or any of its subsidiaries or otherwise obtained by iStar, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than those of Falcon's policy); provided, however, that in no event will iStar be required to expend in excess of 200% of the annual premiums currently paid by Falcon for such insurance, and; provided, further, that if the annual premiums of such insurance coverage exceed such amount, iStar will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing, iStar may purchase six-year "tail" coverage covering acts or omissions prior to the effective time of the Merger on substantially similar terms to the existing policy of Falcon.

        Employee Benefits.    iStar will, or will cause the Surviving Company to, include all employees of Falcon immediately prior to the effective time of the Merger who remain employees of the Surviving Company in the benefit programs of iStar applicable to similarly situated employees of iStar; provided, however, that this obligation will not be construed to include equity-based awards or grants as such awards or grants are solely within the discretion of the board of directors of iStar. At all times following the effective time of the Merger, iStar will cause, or will cause the Surviving Company to cause, each of the employee benefit plans and programs covering individuals who were employees of Falcon before the effective time of the Merger to recognize service (solely for eligibility and vesting purposes performed as an employee of Falcon prior to the effective time of the Merger), but such recognition of service will not be required to result in any duplication of benefits.

        Termination.    The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time before the effective time of the Merger, whether before or after the Purchaser will have accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer or after the shareholder approval (if required by applicable law):

          (a)   by mutual written consent of iStar, the Purchaser and Falcon;

          (b)   by either iStar or Falcon:

             (1)  if the purchase of the Shares pursuant to the Offer will not have occurred on or prior to the close of business on April 30, 2005; provided that any party whose breach of the Merger Agreement caused such failure of the Offer to be completed will not be able to terminate;

             (2)  if any governmental authority will have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action will have become final and nonappealable;

             (3)  if the representations and warranties of the other party contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.6(i) of the Merger Agreement, for which such qualifiers will not be disregarded), are not true and correct, with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect; provided, however, if such failure to be true and correct is curable on or before April 30, 2005, then only upon the failure of the other party to cure such breach within 20 calendar days after receipt of written notice thereof or if such failure could not reasonably be expected to be cured within such 20 calendar days and the other party promptly commences an action to cure after receipt of notice and diligently prosecutes such cure to completion as promptly as practicable but in no event later than the April 30, 2005;

             (4)  if the other party will have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement; provided, however, if a breach or failure is curable on or before April 30, 2005, then only upon the failure of the other party to cure such breach within 20 calendar days after receipt of written notice thereof or if such breach or failure could not reasonably be expected to be cured within such 20 calendar days and the other party promptly commences an action to cure after receipt of notice and diligently prosecutes such cure to completion as promptly as practicable but in no event later than April 30, 2005.

          (c)   by iStar if before the purchase of the Shares pursuant to the Offer, (1) the board of trustees of Falcon or any committee thereof has (x) withdrawn or modified in a manner adverse to iStar or the Purchaser its approval or recommendation of the Merger or the other transactions contemplated by the Merger Agreement, (y) approved or recommended any Takeover Proposal or (z) failed to reaffirm its recommendation of the Merger and the other transactions contemplated by this Agreement within five business days after the public announcement of a Takeover Proposal (including the filing of a Schedule 13D with the SEC) or (2) the board of trustees of Falcon or any committee thereof has resolved to take any of the foregoing actions; or

          (d)   by Falcon if the board of trustees of Falcon determines in good faith, after consultation with outside counsel and its financial advisor, that a Takeover Proposal constitutes a Superior Proposal, provided that it may only terminate the Merger Agreement after the fifth business day following delivery of written notice to iStar advising iStar of the Superior Proposal, and that it has paid iStar the fee described below.

        The right to terminate the Merger Agreement will not be available to any party (1) that is in material breach of its obligations thereunder or (2) whose failure to fulfill its obligations or to comply with its covenants under the Merger Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party thereunder.

Effect of Termination.

        If the Merger Agreement is terminated:

          (a)   by iStar:

             (1)  if the representations and warranties of Falcon contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.6(i) of the Merger Agreement, for which such qualifiers will not be disregarded), are not true and correct, with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect, and such termination was the result of a breach of a representation or warranty of Falcon (x) made as of the date of the Merger Agreement or (y) made after the date of the Merger Agreement and that was the result of any action or inaction by Falcon or any event, circumstance or occurrence that was within the control of Falcon;

             (2)  if Falcon will have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement;

             (3)  if before the purchase of the Shares pursuant to the Offer, (x) the board of trustees of Falcon or any committee thereof has (A) withdrawn or modified in a manner adverse to iStar or the Purchaser its approval or recommendation of the Merger or the other transactions contemplated by the Merger Agreement, (B) approved or recommended any Takeover Proposal or (y) the board of trustees of Falcon or any committee thereof has resolved to take any of the foregoing actions; or

             (4)  if before the purchase of the Shares pursuant to the Offer, (x) the board of trustees of Falcon or any committee thereof has failed to reaffirm its recommendation of the Merger and the other transactions contemplated by this Agreement within five business days after the public announcement of a Takeover Proposal (including the filing of a Schedule 13D with the SEC) or (y) the board of trustees of Falcon or any committee thereof has resolved to take the foregoing action, and prior to or within 12 months following such termination, Falcon enters into a definitive written agreement with respect to or consummates a Takeover Proposal; or

          (b)   by Falcon:

             (1)  if the board of trustees of Falcon determines in good faith, after consultation with outside counsel and its financial advisor, that a Takeover Proposal constitutes a Superior Proposal; or

             (2)  if the purchase of the Shares pursuant to the Offer will not have occurred on or prior to the close of business on April 30, 2005, and prior to the time of such termination, Falcon has received a Takeover Proposal that is still outstanding and prior to or within 12 months following such termination, Falcon enters into a definitive written agreement with respect to or consummates such Takeover Proposal, then Falcon will pay to iStar a fee (the "Break Fee") equal to the lesser of (1) of $4,500,000 (the "Base Amount") and (2) the sum of (A) the maximum amount that can be paid to iStar without causing it to fail to meet the REIT requirements determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and (3) of the Code ("Qualifying Income"), as determined by independent accountants to iStar and (B) in the event iStar receives a tax opinion indicating that either (x) iStar's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from iStar's gross income for purposes of Section 856(c)(2) and (3) of the Code or (y) in outside counsel's opinion the receipt by iStar of the Base Amount should not cause iStar to fail to qualify as a REIT, the Base Amount less the amount payable under clause (A) above.

        In the event that iStar is not able to receive the full Base Amount, Falcon will place the unpaid amount (i.e., the difference between the Base Amount and the amount determined under this provision) in escrow and will not release any portion thereof to iStar unless and until Falcon receives any one or combination of the following: (1) a letter(s) from iStar's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to iStar without causing iStar to fail to meet the requirements of a REIT for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount will be paid to iStar, or (2) a tax opinion indicating that either iStar's receipt of the Base Amount in whole or in part would not cause iStar to fail to qualify as a REIT and that such payment would not be treated as included in income for any prior taxable year, in which event Falcon will pay to iStar the unpaid Base Amount.

        Such fee will be paid within one Business Day after Falcon enters into a definitive agreement with respect to or consummates a Takeover Proposal in the case of the fifth and sixth bullet points above and otherwise within one business day of termination. For the purposes of termination fee provisions only the term "Takeover Proposal" will have the meaning set forth above, except that references to 20% in such definition will be deemed to be references to 50%.

        If the Agreement is terminated by Falcon because (1) the representations and warranties of iStar and the Purchaser contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.6(i) of the Merger Agreement, for which such qualifiers will not be disregarded), are not true and correct, with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect or (2) iStar or the Purchaser have breached or failed to perform in any material respect any of their covenants or other agreements contained in the Merger Agreement, then iStar will pay to Falcon an amount equal to the lesser of (x) the third-party, out of pocket expenses incurred by Falcon (plus any interest payable pursuant to this section) (the "Company Break-up Expenses"), which amount will not exceed $2,000,000 and (y) the sum of (A) the maximum amount that can be paid to Falcon without causing it to fail to meet the REIT requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Falcon and (B) in the event Falcon receives an opinion from counsel indicating that it has received a ruling from the IRS holding that Falcon's receipt of the Company Break-up Expenses would either constitute Qualifying Income or would be excluded from Falcon's gross income for purposes of Section 856(c)(2) and (3) of the Code, the Company Break-up Expenses less the amount payable under clause (A) above.

        In the event that Falcon is not able to receive the full Company Break-up Expenses, iStar will place the unpaid amount (i.e., the difference between the Company Break-up Expenses and the amount determined under this section) in escrow and no portion thereof shall be released to Falcon unless and until iStar receives any one or combination of the following: (1) a letter(s) from Falcon's outside counsel or independent accountants indicating the maximum amount of the unpaid Company Break-up Expenses that can be paid at that time to Falcon without causing Falcon to fail to meet the requirements of a REIT for any relevant taxable year, together with an IRS ruling to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such amount will be released to Falcon from escrow or (2) an opinion of counsel indicating that Falcon has received a ruling from the IRS holding that Falcon's receipt of the Company Break-up Expenses in whole or in part would not cause Falcon to fail to qualify as a REIT and that such payment would not be treated as included in income for any prior taxable year, in which event the unpaid Company Break-up Expenses referenced in such opinion will be released to Falcon. iStar's obligation to pay any unpaid portion will terminate five years from the date of this Agreement. The Company Break-Up Expenses will be paid to Falcon within one business day of termination.

        If the Agreement is terminated by iStar because (1) the representations and warranties of Falcon contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 4.6(i) of the Merger Agreement, for which such qualifiers will not be disregarded), are not true and correct, with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect or (2) Falcon has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, then Falcon will pay to iStar an amount equal to the third-party, out of pocket expenses incurred by iStar, which amount will not exceed $2,000,000. Such fee will be paid within one business day of termination.

        Fees and Expenses.    Except as expressly set forth in the Merger Agreement, each party to the Merger Agreement will bear its own expenses in connection with the transactions contemplated by the Merger Agreement, except that Falcon and iStar will each pay one-half of the costs of filing, printing and mailing the proxy statement, if necessary.

Shareholder Agreements

        The following summary of certain provisions of the Shareholder Agreements is qualified in its entirety by reference to the Shareholder Agreements, which are incorporated herein by reference and copies of which have been filed with the SEC as Exhibits (d)(2) through (d)(8) to the Schedule TO. Shareholders and other interested parties should read the Shareholder Agreements in their entirety for a more complete description of the provisions summarized below.

        As a condition and inducement for iStar and Purchaser to enter into the Merger Agreement, each of Vernon B. Schwartz (Chief Executive Officer and Chairman), David A. Karp (President and Chief Financial Officer), James K. Hunt (Lead Trustee), Maryann N. Keller (Trustee), George G. Lowrance (Trustee), Thomas F. Gilman (Trustee) and Thomas R. Gibson (Trustee) has entered into a Shareholder Agreement with iStar and the Purchaser. Each Shareholder Agreement provides for the tender into the Offer of all Shares held by such Shareholder.

        Tender of Shares.    Pursuant to and in accordance with the Offer, each Shareholder has agreed (1) to tender his Shares into the Offer promptly, and in no event any later than five business days following the commencement of the Offer; and (2) to not withdraw any tendered Shares unless (x) the Offer terminates without iStar purchasing all tendered Shares or (y) his Shareholder Agreement is terminated.

        Grant of Proxy.    Each Shareholder has granted iStar the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shares or to grant a consent or approval in respect of the Shares in connection with any meeting of shareholders of Falcon or any action by written consent in lieu of a meeting of shareholders of Falcon (1) in favor of the Merger; and (2) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any Takeover Proposal. To the extent that the proxy granted is not irrevocable, each Shareholder has agreed to vote the Shares in favor of the transaction contemplated by the Merger Agreement as instructed by iStar in writing.

        Transfer of the Shares.    Prior to the termination of his Shareholder Agreement, each Shareholder agrees not to: (1) sell, pledge, encumber, grant an option with respect to, transfer, distribute or dispose of the Shares; (2) enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer of Shares; (3) grant any proxy, power-of-attorney or other authorization for any of the Shares with respect to the matters described above under "Grant of Proxy"; (4) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Shares with respect to the matters described above under "Grant of Proxy"; or (5) take any other action that is intended to restrict, limit or interfere with the performance of such Shareholder's obligations under the Shareholder Agreement or the transactions contemplated thereunder.

        Termination.    Each Shareholder Agreement and all rights and obligations of the parties thereunder, will terminate upon the earlier of (1) the termination of the Merger Agreement in accordance with its terms; or (2) the effective time of the Merger.

        Resignations.    In the Shareholder Agreements for Messrs. George G. Lowrance and Thomas R. Gibson, each of them resigned as a trustee of Falcon effective upon the following events: (1) the purchase by the Purchaser of at least a majority of the outstanding Shares in the Offer; and (2) receipt of notice by iStar indicating that it desires such resignation to be made effective.

Share Option Agreement

        Concurrently with the execution of and as an inducement to iStar's and the Purchaser's willingness to enter into the Merger Agreement, the Purchaser and Falcon entered into a Share Option Agreement, dated January 19, 2005. The following summary of certain provisions of the Share Option Agreement is qualified in its entirety by reference to the Share Option Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(9) to the Schedule TO. Shareholders and other interested parties should read the Share Option Agreement in its entirety for a more complete description of the provisions summarized below.

        Grant of Option.    Under the Share Option Agreement, Falcon has granted the Purchaser an irrevocable option (the "Option") to purchase from Falcon a number of fully paid and nonassessable Shares (such Shares being referred to herein as the "Option Shares") equal to the Applicable Amount (as defined below) at a price per Share equal to the Offer Price, subject to the terms and conditions set forth in the Share Option Agreement. The "Applicable Amount" is the number of Shares which, when added to the number of Shares owned (of record or beneficially) by iStar, the Purchaser and their respective subsidiaries immediately prior to the exercise of the Option, would result in iStar, the Purchaser and their respective subsidiaries owning (of record or beneficially) in the aggregate, immediately after exercise of the Option, ninety percent (90%) of the then issued and outstanding Shares; provided, however, that the Applicable Amount will not exceed 19.9% of the then issued and outstanding Shares and will not exceed the number of Shares available for issuance in Falcon's declaration of trust. The Purchaser also has agreed to exercise the Option if the conditions to the exercise of the Option are satisfied.

        Conditions to the Option.    The Purchaser may exercise the Option if, but only if (1) the Purchaser has accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer (the "Accepted Shares"), (2) the Accepted Shares equal at least eight-five percent (85%) but less than ninety percent (90%) of the issued and outstanding Shares, and (3) the Accepted Shares, together with the Option Shares immediately after exercise of the Option, result in iStar, the Purchaser and their respective subsidiaries owning (of record or beneficially) in the aggregate, at least ninety percent (90%) of the issued and outstanding Shares.

        Exercise of Option.    The Option will expire upon the earlier of (1) the termination of the Merger Agreement, (2) the Effective Time of the Merger, or (3) at 5:00 p.m., New York City, New York time, on the 30th Business Day following the consummation of the Offer. If not exercised prior to the such time, the Option and all rights granted under the Option will expire and lapse. The Option provides that the Purchaser will pay for the Option Shares by delivering to Falcon a full recourse promissory note of the Purchaser substantially in the form attached to the Share Option Agreement in a principal amount equal to the aggregate exercise price.

Confidentiality Agreement

        The following summary of certain provisions of the Confidentiality Agreement (as defined below) is qualified in its entirety by reference to the Confidentiality Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(10) to the Schedule TO. Shareholders and other interested parties should read the Confidentiality Agreement in its entirety for a more complete description of the provisions summarized below.

        Falcon and iStar entered into a confidentiality agreement on December 9, 2004 (the "Confidentiality Agreement"). The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, iStar agreed, subject to certain exceptions, to keep confidential all data, reports, interpretations, documents and information, whether written or oral, that Falcon furnished or otherwise disclosed to iStar or any of its representatives in connection with a possible acquisition of

Falcon unless and until such acquisition occurs. iStar further agreed to use such confidential information solely for the purpose of evaluating a possible acquisition of Falcon. In the event that either party elected to discontinue discussions regarding such transaction, iStar, upon the written request of Falcon, agreed to return promptly all copies of the confidential information disclosed under the Confidentiality Agreement then in iStar's or its representatives' possession.

        iStar agreed that, during the term of the Confidentiality Agreement, neither it nor its affiliates will, directly or indirectly:

  (1)
  in any manner acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities of Falcon and/or any of its affiliates;

  (2)
  "solicit" or participate in the "solicitation" of "proxies" (as such terms are defined or used in Rule 14a-1 under the Exchange Act) in opposition to the recommendation of the board of trustees of Falcon or any board of directors, manager or general partner of any of Falcon's affiliates or become a participant in an election contest with respect to the election of trustees or other similar elected persons of Falcon and/or any of its affiliates, or otherwise seek to influence or affect the vote of any equityholder of Falcon and/or any of its affiliates;

  (3)
  enter into any merger, tender or exchange offer, restructuring or business combination involving Falcon or any of its affiliates;

  (4)
  acquire a material portion of the assets of Falcon or any of its affiliates other than in connection with their credit relationship;

  (5)
  form, join or participate in a partnership, limited liability company, syndicate or other group or enter into any contract, arrangement, understanding or relationship or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of securities of Falcon and/or any of its affiliates;

  (6)
  seek to appoint, elect or remove any member of the board of trustees of Falcon and/or any director, manager, general partner of any of Falcon's affiliates or make any public statements proposing or suggesting any change in the board of trustees or management of Falcon;

  (7)
  initiate or propose to the holders of securities of Falcon and/or any of its affiliates, or otherwise solicit their approval of, any proposal to be voted on by the holders of securities of Falcon and/or any of its affiliates; or

  (8)
  disclose any intention, plan or arrangement to take any of the actions enumeration in clauses (1) through (7) above or participate in, aid or abet or otherwise induce or encourage any person to take any of the actions enumerated in clauses (1) through (7) above.

        In addition, iStar agreed (subject to certain exceptions) that, during the term of the Confidentiality Agreement, neither it nor any of its affiliates will directly, or indirectly, knowingly solicit, entice, hire, or induce for employment any executive officer, officer or senior or key employee of Falcon or any of its affiliates.

        The respective covenants and agreements of Falcon and iStar contained in the Confidentiality Agreement will continue in full force and effect for the greater of (1) one year, and (2) so long as the confidential materials remain confidential.

Exclusivity Agreement

        The following summary of certain provisions of the Exclusivity Agreement (as defined below) is qualified in its entirety by reference to the Exclusivity Agreement itself, which is incorporation by reference herein and a copy of which has been filed with the SEC as Exhibit (d)(11) to the Schedule TO.

        On December 23, 2004, Falcon and iStar entered into a letter agreement (the "Exclusivity Agreement") pursuant to which Falcon agreed not to continue or engage in discussions regarding or solicit any offer or proposal on the part of any person other than iStar to acquire Falcon until 11:59 p.m., Eastern time, on January 14, 2005. Falcon also agreed not to consummate any securitization transaction involving the assets of Falcon during this exclusivity period. This agreement was amended on January 16, 2005, to extend the exclusivity period until 11:59 p.m. Eastern time on January 19, 2005. Such extension expressly permitted Falcon to engage in discussions with an indentified third party that had made an unsolicited indication of interest with respect to Falcon.

Section 14.    Certain Conditions of the Offer

        In addition to the Purchaser's right to extend and amend the Offer in certain circumstances described in the Merger Agreement (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), the Purchaser will not be required to accept for payment, and may delay the acceptance for payment of any validly tendered Shares, unless the Minimum Condition has been satisfied. Subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser will not be required to accept for payment for any validly tendered Shares if at any time any of the following conditions has occurred and continues to exist through the time of acceptance for payment:

  •
  there has been any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction enacted, entered, enforced, promulgated, issued or enforced, or any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction which has been proposed by the relevant legislative, judicial or regulatory body with respect to or deemed applicable to, or any material consent or approval withheld or any other action taken with respect to (1) iStar, Falcon or any of their respective subsidiaries or affiliates or (2) the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, by any court or other governmental authority, in any case, that has resulted or, in the reasonable judgment of iStar, is reasonably likely to result, directly or indirectly, in making illegal, prohibiting or restraining the Offer, the Merger or the transactions contemplated by the Merger Agreement;

  •
  (1) the representations and warranties of Falcon contained in the Merger Agreement are not true and correct at the date of the Merger Agreement and as of the date of the consummation of the Offer with the same effect as if made at and as of such time, with only such exceptions as, individually or in the aggregate, have not had a material adverse effect on Falcon; (2) Falcon has failed to perform or comply in all material respects with its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within five business days after the giving of written notice to Falcon; or (3) there has occurred since the date of the Merger Agreement any events or changes which, individually or in the aggregate, constitute a material adverse effect on Falcon.

  •
  the board of trustees of Falcon or any committee thereof has (1) withdrawn or modified in a manner adverse to iStar or the Purchaser its approval or recommendation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (2) approved or recommended a Takeover Proposal, (3) failed to reaffirm its recommendation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement within five business days after the public announcement of a Takeover Proposal (including the filing of a Schedule 13D with the SEC) or (4) resolved to take any of the foregoing actions;

  •
  the Merger Agreement has been terminated in accordance with its terms;

  •
  there has occurred and is continuing (1) any general suspension of trading in, or limitation in prices for securities on Nasdaq or any other national securities exchange or in the over-the-counter market upon which the Shares are traded or quoted (other than as a result of market circuit-breakers or other similar procedures) or (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

  •
  all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by Falcon, iStar or the Purchaser with or from any governmental authority or third party in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement have not been made or obtained and such failure could reasonably be expected to have a material adverse effect on Falcon; or

  •
  iStar and the Purchaser have not received an opinion of Hogan & Hartson, LLP, dated as of the date of the purchase of Shares pursuant to the Offer, in a form and substance reasonably satisfactory to iStar, to the effect that commencing with its taxable year ended on December 31, 2003, through the time immediately preceding the effective time of the Merger, Falcon has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

        Subject to the provisions of the Merger Agreement, the foregoing conditions are solely for the benefit of Parent and Subsidiary and may be waived by either Parent or Subsidiary, in whole or in part at any time and from time to time, in the sole discretion of Parent and Subsidiary.

Section 15.    Certain Legal Matters

        Except as described in this "Section 15—Certain Legal Matters," based on information provided by Falcon, none of Falcon, the Purchaser or iStar is aware of any license or regulatory permit that appears to be material to the business of Falcon that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and iStar presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Statutes." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Falcon's business or that certain parts of Falcon's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See "Section 14—Certain Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to governmental actions.

State Takeover Statutes.

        A number of states (including Maryland, where Falcon was formed) have adopted laws and regulations that purport to apply to attempts to acquire corporations (including REITs in the case of Maryland) that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

        iStar and the Purchaser do not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer and the Merger, and neither iStar nor the Purchaser has attempted to comply with any state antitakeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Merger or any other transaction contemplated by the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See "Section 14—Certain Conditions of the Offer."

Section 16.    Fees and Expenses

        Lehman has acted as financial advisor to Falcon in connection with this transaction. Falcon has agreed to pay Lehman customary compensation for its services as financial advisor and will reimburse Lehman for its reasonable out-of-pocket expenses incurred in connection with its engagement as a financial advisor. Falcon has also agreed to indemnify Lehman and related persons against certain liabilities and expenses in connection with its engagement as financial advisor, including certain liabilities and expenses under federal securities laws.

        UBS Securities LLC ("UBS") is acting as Dealer Manager in connection with the Offer. iStar has agreed to pay UBS customary compensation for its services and will reimburse UBS for its reasonable out-of-pocket expenses incurred in connection with its engagement as a Dealer Manager. iStar has also agreed to indemnify UBS and related persons against certain liabilities and expenses in connection with its engagement as UBS, including certain liabilities and expenses under federal securities laws.

        The Purchaser has retained Computershare Trust Company of New York ("Computershare") to act as the Depositary and Georgeson Shareholder Communications Inc. ("Georgeson") to act as the Information Agent in connection with the Offer. Each of Computershare and Georgeson will receive their reasonable and customary compensation for their respective services. The Purchaser has also agreed to reimburse each of Computershare and Georgeson for their respective reasonable out-of-pocket expenses and to indemnify each of Computershare and Georgeson against certain liabilities in connection with their respective services, including certain liabilities under federal securities laws.

        The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Section 17.    Miscellaneous

        The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by UBS or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of iStar or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        iStar and the Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Falcon has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in "Section 8—Certain Information Concerning Falcon."

Flash Acquisition Company LLC,
a wholly owned subsidiary of iStar Financial Inc.

January 31, 2005

The Dealer Manager for the Offer is:

299 Park Avenue,
39th Floor
New York, New York 10171
Call Toll-Free: (877) 766-4684

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All others call Toll-Free: (877) 278-3842

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	For Eligible Institutions Only: (212) 701-7636 For Confirmation Only Telephone: (212) 701-7600	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF ISTAR AND THE PURCHASER

        The names of the directors and executive officers of iStar Financial Inc. and Flash Acquisition Company LLC and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, each individual is a citizen of the United States, his or her business address is 1114 Avenue of the Americas, New York, New York 10036, and his or her telephone number at that address is (212) 930-9400.

iStar Financial Inc.

        Jay Sugarman is Chairman of the Board and Chief Executive Officer of iStar. Mr. Sugarman has served as a director of iStar (and its predecessor) since 1996 and Chief Executive Officer since 1997. Under Mr. Sugarman's leadership, iStar has become a leading provider of structured financial solutions to high-end private and corporate owners of real estate in the United States. Previously, Mr. Sugarman was president and co-general partner of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilt family, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital Group, LLC and the formation of HBK Investments, one of the nation's largest convertible arbitrage trading operations. He received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with highest distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of WCI Communities, Inc., a residential developer in South Florida.

        Willis Andersen, Jr. has served as a director of iStar since November 1999. Previously, Mr. Andersen served as a director of TriNet Corporate Realty Trust ("TriNet"), which was acquired by iStar, since June 1993. He is a real estate and REIT industry consultant with over 35 years of experience as an advisor, financial consultant and principal in the real estate industry. Mr. Andersen currently specializes in advisory work for publicly-traded real estate companies. Mr. Andersen's real estate career has involved work with Allied Properties Inc. of San Francisco; Bankoh Advisory Corp. of Honolulu; RAMPAC and ICM Property Investors, Inc., which were formerly NYSE-listed REITs, and Bedford Properties, Inc., a commercial property investment and development firm. He is an active member of the National Association of Real Estate Investment Trusts, and is a former governor and past president (1980-81) of this organization. He received his B.A. from the University of California at Berkeley.

        Robert W. Holman, Jr. has served as a director of iStar since November 1999. Mr. Holman is the co-founder of TriNet and served as its chief executive officer and co-chairman from its formation until May 1996, when he became chairman of the board. Mr. Holman was reappointed chief executive officer of TriNet in September 1998. He is the co-founder of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc., and for ten years was its chief executive officer and chairman. Mr. Holman is a director of AmeriVest Properties, Inc., a public-traded real estate invesment trust. Additionally, Mr. Holman has served as a senior executive, director or board advisor for numerous companies in the United States, Great Britain and Mexico in the finance, real estate, internet commerce, construction, building materials and travel industries. An economics graduate of the University of California at Berkeley, Mr. Holman received his M.A. degree with honors in economics and planning from Lancaster

University in England, where he was a British Council Fellow, and was a Loeb Fellow at Harvard University.

        Robin Josephs has served as one of iStar's (and its predecessor's) directors since March 1998. Ms. Josephs is the managing director of Ropasada, LLC, a private equity firm. Ms. Josephs was employed by Goldman Sachs from 1986 to 1996 in various capacities. Prior to working at Goldman, Ms. Josephs served as an analyst for Booz Allen & Hamilton Inc. in New York from 1982 to 1984. Ms. Josephs is a director of Plum Creek Timber Company, a public-traded real estate investment trust. Ms. Josephs received a B.S. degree in economics from the Wharton School and a M.B.A. from Columbia University.

        John G. McDonald has served as one of iStar's directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. He is the IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation, Varian, Inc., Plum Creek Timber Co., Inc., and eight investment companies managed by Capital Research & Management Company.

        George R. Puskar has served as one of iStar's directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar is a member of the Counselors of Real Estate. Mr. Puskar is a director of New Plan Excel Realty Trust, Inc., a public-traded real estate investment trust and has served as a member of the board of directors of Carr Real Estate Investment Trust, a NYSE-listed REIT, from 1993 to 1997, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Currently, he is active as the vice chairman of World Team Sports, an organization that specializes in unique athletics events with teams built around disabled athletes. Mr. Puskar received a B.A. degree from Duquesne University.

        Jeffrey A. Weber has served as a director of iStar since June 2003. Mr. Weber is the president of York Capital Management, a multi-billion dollar event-driven investment management firm organized in 1991 with offices in New York and London. Mr. Weber is a director of the Burden Center for the Aging, Inc. and serves on the Advisory Board of the Department of Medicine of Mount Sinai Medical Center. Prior to his current position, Mr. Weber was the president and chief executive officer of William A.M. Burden & Co., L.P. where his tenure spanned twelve years. Mr. Weber also worked at Chemical Venture Partners, the venture capital and leverage buyout arm of Chemical Bank, and in the corporate finance department of Drexel Burnham Lambert Incorporated. Mr. Weber holds an M.B.A. from Harvard Business School and a B.A. degree from Williams College.

        Jay S. Nydick is President of iStar. He joined the company in November 2004. Previously he spent fourteen years at Goldman, Sachs & Co., where most recently he served as Managing Director based in Hong Kong and heading the Corporate Finance Group for non-Japan Asia and as a member of the Products and Financial Sponsors Group based in New York. Mr. Nydick also served as a member of the Goldman's Real Estate Investment Banking Group, co-headed their Lodging and Gaming Business and spent time in the Debt Campital Markets and Derivatives Group. Mr. Nydick earned his bachelor's degree at Cornell University and his M.B.A from Columbia University.

        Timothy J. O'Connor has served as Chief Operating Officer of iStar (and its predecessor) since March 1998 and Executive Vice President since March 2000. Mr. O'Connor is responsible for developing and managing iStar's risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating iStar's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a member of the International Council of Shopping Centers, the Institute of Real Estate Management and the Buildings Owners and Managers Association, and is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

        Catherine D. Rice has served as Chief Financial Officer of iStar since November 2002. Ms. Rice is responsible for managing all of iStar Financial's capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Prior to joining iStar, Ms. Rice served as managing director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities. Prior to Banc of America Securities, Ms. Rice was a managing director at Lehman Brothers, where she was responsible for the firm's West Coast real estate investment banking effort. She spent the first ten years of her career at Merrill Lynch in its real estate investment banking group. Ms. Rice has over 16 years of experience in the public and private capital markets, and has been involved in over $15 billion of capital-raising and financial advisory transactions, including public and private debt and equity offerings, mortgage financings, merger and acquisition assignments, leveraged buyouts, asset dispositions, debt restructurings and rating advisory assignments. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A from Columbia University.

        Nina B. Matis has served as General Counsel of iStar (and its predecessor) since 1996 and Executive Vice President since November 1999. Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of iStar's operations and investment and financing transactions. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director of Burnham Pacific, Inc. and New Plan Excel Realty Trust, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

        Roger M. Cozzi has served as an Executive Vice President—Investments of iStar since January 2002 and is co-head of iStar's internal Investment Committee. Since joining iStar (and its predecessor) in 1995, Mr. Cozzi has been responsible for the origination of structured financing transactions and has successfully closed over $1 billion of first mortgage, mezzanine and corporate finance investments. From 1995 to 1998, Mr. Cozzi was an investment officer at Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, two private investment funds that specialized in structured real estate finance and opportunistic equity investments. Prior to joining Starwood, Mr. Cozzi spent three years at Goldman, Sachs & Co. While at Goldman Sachs, he spent two years in the real estate department, where he focused on securitizing and selling investment grade and non-investment grade securities backed by pools of commercial mortgages, evaluating performing commercial mortgage loans for potential principal investment by the Whitehall funds and consulting large corporate tenants on lease alternatives. After two years in real estate, Mr. Cozzi transferred into the investment management industry group, where he worked on several merger transactions, created a conduit to lend directly to mutual funds, and helped create a vehicle to securitize 12b-1 financing fees. Mr. Cozzi graduated magna cum laude from the Wharton School with a Bachelor of Science degree in Economics (with concentrations in Finance and Entrepreneurial Management).

        Jeffrey R. Digel has served as an Executive Vice President—Investments of iStar since March 2000 and is co-head of iStar's internal Investment Committee. Prior to that, he was Senior Vice President—Investments since May 1998. Mr. Digel is responsible for the origination of new structured financing transactions, focusing on iStar's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president-mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers. Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

Flash Acquisition Company LLC

        The managers of Flash Acquisition Company LLC are Jay Sugarman, Catherine D. Rice and Andrew C. Richardson. The officers of Flash Acquisition Company LLC are Jay Sugarman, President; Catherine D. Rice, Vice President; and Andrew C. Richardson, Secretary.

        The biographical information for Jay Sugarman and Catherine D. Rice is set forth above.

        Andrew C. Richardson has served as Executive Vice President—Capital Markets of iStar since January 2003. Prior to that, he was Senior Vice President—Capital Markets since March 2000. He joined iStar from Salomon Smith Barney, where he was a vice president in the global real estate and lodging investment banking group, providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Mr. Richardson's experience at Salomon Smith Barney also included working in its mergers and acquisitions group, advising clients in a wide range of industries. Prior to joining Salomon Smith Barney, Mr. Richardson worked for Ernst & Young and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

SCHEDULE II

NOTICE OF MERGER
OF
FLASH ACQUISITION COMPANY LLC
INTO
FALCON FINANCIAL INVESTMENT TRUST

        Notice is hereby given by Flash Acquisition Company LLC, a Maryland limited liability company (the "Purchaser"), of the proposed merger (the "Merger") of the Purchaser into Falcon Financial Investment Trust, a Maryland real estate investment trust ("Falcon").

        Articles of Merger pursuant to which the Merger will become effective will be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") not earlier than 30 days after the date of this Notice. This Notice is given pursuant to Section 3-106(d) of the Maryland General Corporation Law, as applicable to a Maryland real estate investment trust, to each shareholder of record of Falcon as of January 31, 2005 and is conditioned upon the ownership by the Purchaser of 90% or more of the outstanding common shares of beneficial interest of Falcon as of the time of acceptance for record of the Articles of Merger by the SDAT.

FLASH ACQUISITION COMPANY LLC

Jay Sugarman President

II-1

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
DIRECTORS AND EXECUTIVE OFFICERS OF ISTAR AND THE PURCHASER
NOTICE OF MERGER OF FLASH ACQUISITION COMPANY LLC INTO FALCON FINANCIAL INVESTMENT TRUST